UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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(Rule 14a-101)
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WEX INC.
(Name of Registrant as Specified In Its Charter)
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WEX INC.
April 24, 2017

Dear Fellow Stockholders,

You are invited to attend the 2017 annual meeting of stockholders of WEX Inc., or the Company. The meeting will be held on Friday, May 12, 2017, at 8:00 a.m., Eastern Time, at the WEX Inc. Long Creek Campus located at 225 Gorham Road, South Portland, Maine, 04106.

At the meeting we will:

•	elect two directors for three-year terms,

•	conduct an advisory vote on executive compensation,

•	conduct an advisory vote on the frequency of future advisory votes on executive compensation,

•	vote to ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2017, and

•	consider any other business properly coming before the meeting.
Whether or not you attend the annual meeting, it is important that your shares be represented and voted at the meeting. As a stockholder of record, you can vote your shares by signing and dating the enclosed proxy card and returning it by mail in the enclosed envelope. If you decide to attend the annual meeting and vote in person, you may then revoke your proxy. If you hold your stock in "street name," that is, held for your account by a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or other nominee.
On behalf of the Board of Directors and the employees of WEX Inc., we would like to express our appreciation for your continued interest in the Company.

Sincerely,

Melissa D. Smith
PRESIDENT AND CHIEF EXECUTIVE OFFICER

WEX INC.
NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS
April 24, 2017
The 2017 annual meeting of stockholders of WEX Inc. will be held on Friday, May 12, 2017, at 8:00 a.m., Eastern Time, at the WEX Inc. Long Creek Campus located at 225 Gorham Road, South Portland, Maine, 04106. At the meeting we will:

•	elect two directors for three-year terms,

•	conduct an advisory vote on executive compensation,

•	conduct an advisory vote on the frequency of future advisory votes on executive compensation,

•	vote to ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2017, and

•	consider any other business properly coming before the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 12, 2017:

The proxy statement and annual report to stockholders are available on our investor relations webpage at: http://ir.wexinc.com/phoenix.zhtml?c=186699&p=irol-proxy

Stockholders who owned shares of our common stock at the close of business on March 14, 2017 are entitled to attend and vote at the meeting and any adjournment or postponement of the meeting. Stockholders that owned stock in “street name” as of such date must present proof of beneficial ownership to attend the meeting and must obtain a legal proxy from their bank, broker or other nominee to vote at the meeting. A complete list of registered stockholders will be available at least 10 days prior to the meeting at our offices located at 225 Gorham Road, South Portland, Maine, 04106.

By Order of the Board of Directors,

Hilary A. Rapkin
SENIOR VICE PRESIDENT,
GENERAL COUNSEL AND
CORPORATE SECRETARY

This proxy statement describes the proposals on which you may vote as a stockholder of WEX Inc. It contains important information to consider when voting.
The Company’s Board of Directors, or the Board, is sending these proxy materials to you in connection with the Board’s solicitation of proxies. Our annual report to stockholders and our proxy materials were first mailed on or about April 24, 2017.
Your vote is important. Please complete, execute and promptly mail your proxy card as soon as possible even if you plan to attend the annual meeting.

VOTING YOUR SHARES
Stockholders who owned the Company’s common stock at the close of business on March 14, 2017, the record date, may attend and vote at the annual meeting of stockholders, or the Annual Meeting. Each share is entitled to one vote. There were 42,742,467 shares of common stock outstanding on the record date.
How do I vote?

•	You may vote by mail if you hold your shares in your own name
You do this by completing, signing and dating your proxy card and mailing it in the enclosed prepaid and addressed envelope.

•	You may vote in person at the meeting
We will pass out ballots to any record holder who wants to vote at the meeting. However, if you hold your shares in “street name,” you must request a proxy from your bank, broker or other nominee in order to vote at the meeting. Holding shares in street name means you hold them through a bank, broker or other nominee, and as a result, the shares are not held in your individual name but through someone else.
If you hold your shares in "street name," you should follow the instructions provided by your bank, broker or other nominee, which may include instructions regarding your ability to vote by telephone or through the Internet.
How do I vote my shares held in the WEX Inc. Employee Savings Plan?
If you participate in our WEX Inc. Employee Savings Plan, commonly referred to as the "401(k) Plan," shares of our common stock equivalent to the value of the common stock interest credited to your account under the plan will be voted by the trustee in accordance with your instructions, if they are received before 8:00 AM Eastern Time on May 10, 2017. Otherwise, if you do not provide instruction by such date, the share equivalents credited to your account will not be voted by the trustee.
Please refer to the "Information about Voting Procedures" section.

GOVERNANCE

The Corporate Governance Committee of the Board of Directors of WEX Inc. is responsible for identifying individuals qualified to become Board members, consistent with criteria approved by the Board and recommending to the Board the persons to be nominated for election as directors at the annual meeting of stockholders in accordance with the Corporate Governance Guidelines, the policies and principles in the Corporate Governance Committee charter and the applicable criteria adopted by the Board. In 2017, there are two Class III directors up for election at the Annual Meeting. Eric Duprat and Ronald T. Maheu currently serve as Class III directors. However, Messrs. Duprat and Maheu will retire at the end of their term and are not standing for reelection at the Annual Meeting. Following the Annual Meeting, the size of the Board will be reduced to ten members.

ITEM 1.	ELECTION OF DIRECTORS
At each annual meeting of stockholders, directors are elected for a term of three years to succeed those directors whose terms are expiring.
Our nominees for director this year are:

•	Michael E. Dubyak

•	Rowland T. Moriarty
Each nominee is presently a director of the Company and has consented to serve a new three-year term.
We recommend a vote FOR these nominees.

THE BOARD OF DIRECTORS
BOARD LEADERSHIP
Our Board is led by our Chairman, Mr. Dubyak. As Chairman he leads all meetings of the Board at which he is present, sets meeting schedules and agendas and manages information flow to the Board to ensure appropriate understanding and discussion regarding matters of interest or concern to the Board. The Chairman also has such additional powers and performs such additional duties consistent with organizing and leading the actions of the Board as may be prescribed by the Board.
In addition to our Chairman, the Board has appointed Dr. Moriarty as our Vice Chairman and Lead Director. Dr. Moriarty chairs meetings of the independent directors in executive session and chairs any meetings at which the Chairman is not present. In addition, he facilitates communications between other members of the Board and the Chairman as needed. The Lead Director is authorized to call meetings of the independent directors and is available to consult with any of the Company’s senior executives regarding any concerns an executive may have. Dr. Moriarty aids in the preparation of meeting agendas and is authorized to meet with stockholders as a representative of the independent directors. Our Board decided to separate the roles of the Chairman and Chief Executive Officer because it believes that leadership structure presently offers the following benefits:
•Enhances our Board's objective evaluation of our Chief Executive Officer
•Frees the Chief Executive Officer to focus on the Company's operations instead of Board administration
•Provides a liaison on our Board with a depth of knowledge about the Company
•Provides greater opportunities for communication between stockholders and our Board
THE BOARD’S ROLE IN RISK OVERSIGHT
Our Board oversees our risk management processes directly, and through a risk management program overseen by both: (i) the Company’s Senior Vice President, General Counsel and Corporate Secretary, who reports directly to the Chief Executive Officer; and, (ii) our director of compliance who reports to the Company’s Senior Vice President, General Counsel and Corporate Secretary. Risks are identified and prioritized by our management, and a report of those risks is presented to the full Board. In general, our Board oversees risk management activities relating to business strategy, operations and financial and legal risks; our Audit Committee oversees the process by which various issues, such as enterprise risk and cybersecurity, are managed and reported to the Board, as well as activities related to financial controls and legal and corporate compliance; and, our Compensation Committee oversees risks related to our compensation programs. Oversight of particular risks may also be delegated to other committees of the Board, such as the Technology Committee and the Finance Committee, as appropriate, based upon the nature of any particular risk. Our appointment of both: (i) a Chairman and (ii) Vice Chairman and Lead Director allows for an efficient delegation of responsibilities for risk oversight amongst those two individuals as well as the use of an independent Vice Chairman and Lead Director to manage risks as needed.

SUCCESSION PLANNING
The Board, with support from its committees as needed, regularly reviews short and long-term succession plans for the Chief Executive Officer and for other senior management positions. In assessing possible CEO candidates, the independent Directors identify the skills, experience and attributes they believe are required to be an effective CEO in light of the Company’s global business strategies, opportunities and challenges. The Board also ensures that Directors have substantial opportunities over the course of the year to engage with possible succession candidates.

MEMBERS OF THE BOARD OF DIRECTORS

The Corporate Governance Committee seeks directors with the following types of experience:

Finance, accounting, or reporting experience.
Directors with an understanding of finance and financial reporting processes are valued on our Board because of the importance we place on accurate financial reporting and robust financial controls and compliance. We also seek to have a number of directors who qualify as audit committee financial experts.

Global or international business experience.
Because our company is a global organization, directors with broad international exposure provide useful business and cultural perspectives. We seek directors who have had relevant experience with multinational companies or in international markets.

Legal or regulatory experience.
Directors who have had legal or regulatory experience provide insights into addressing significant legal and public policy issues, particularly in areas related to our company’s business and operations. Because our company’s business requires compliance with a variety of regulatory requirements across a number of countries, our Board values directors with relevant legal or regulatory experience.

Leadership experience.
We believe that directors who have held significant leadership positions over an extended period, especially CEO positions, provide the company with unique insights. These people generally possess extraordinary leadership qualities, and the ability to identify and develop those qualities in others. They demonstrate a practical understanding of organizations, processes, strategy and risk management, and know how to drive change and growth.

Business development and M&A experience. Directors with a background in business development and in M&A provide insight into developing and implementing strategies for growing our business. Useful experience in this area includes skills in analyzing the “fit” of a proposed acquisition with a company’s strategy, the valuation of transactions, and assessing management’s plans for integration with existing operations.

Technology experience.
As a technology company and leading innovator, we seek directors with backgrounds in technology and cybersecurity because our success depends on developing, investing in and protecting new technologies and ideas.

Marketing or public relations experience.
Directors, who have had relevant experience in marketing, brand management, and public relations, especially on a global basis, provide important insights to our Board.
Industry experience. We seek to have directors with experience in the payments, travel and healthcare industries in which we participate.

George L. McTavish	Age 75 Class I Director Since 2007 Term Expires 2018
Mr. McTavish currently sits on the Advisory Board of Clayton Associates, which makes early stage investments in healthcare and technology companies, where he has served since March 2014. From October 2004 until October 2012, Mr. McTavish served as the Chairman and Chief Executive Officer of Source Medical Corporation, an outpatient information solutions and service provider for ambulatory surgery centers and rehabilitation clinics. Before joining Source Medical, Mr. McTavish served as Chairman and Chief Executive Officer of BenView Capital, a private investment company, from December 2001 to October 2004. Prior to BenView, Mr. McTavish was a full-time consultant for Welsh Carson Anderson & Stowe, an investment buy-out firm in New York City. From 1987 to 1997, Mr. McTavish was Chairman and Chief Executive Officer of Comdata, a provider of information services, financial services and software to the transportation industry. Following the acquisition of Comdata Corporation by Ceridian Corporation in 1995, he was also named as an Executive Vice President of Ceridian. He had joined Comdata after serving as Chairman and Chief Executive Officer of Hogan Systems, a provider of enterprise software systems to the banking and financial services industries. Mr. McTavish is also a member of the boards of directors of several private businesses.
The Board concluded that Mr. McTavish is well suited to serve as a director of the Company because of his leadership experience as the Chairman and CEO of an information services company and experience as the CEO of several large organizations. In addition the Board benefits from his deep knowledge of the payments, fleet and healthcare industries and experience in business development and financial and technology industries.

Regina O. Sommer	Age 59 Class I Director Since 2005 Term Expires 2018
Since March 2005, Ms. Sommer has been a financial and business consultant. From January 2002 until March 2005, Ms. Sommer served as Vice President and Chief Financial Officer of Netegrity, Inc., a leading provider of security software solutions, which was acquired by Computer Associates International, Inc. in November 2004. From October 1999 to April 2001, Ms. Sommer was Vice President and Chief Financial Officer of Revenio, Inc., a privately-held customer relationship management software company. Ms. Sommer was Senior Vice President and Chief Financial Officer of Open Market, Inc., an Internet commerce and information publishing software firm, from 1997 to 1999 and Vice President and Chief Financial Officer from 1995 to 1997. From 1989 to 1994, Ms. Sommer was Vice President at The Olsten Corporation and Lifetime Corporation, providers of staffing and healthcare services. From 1980 to 1989, Ms. Sommer served in various positions from staff accountant to senior manager at PricewaterhouseCoopers. Ms. Sommer served on the Board of SoundBite Communications, Inc., from 2006 until May 2012, where she was the chair of the Audit Committee and a member of the Compensation Committee. In addition, she has sat on the board of Insulet Corporation since 2008, a publicly held provider of an insulin infusion system for people with insulin-dependent diabetes. She also serves on Insulet’s Audit Committee and Nominating and Governance Committee. Ms. Sommer also sat on the Board of ING Direct from January 2008 until February 2012, and served as a member of the Audit, Risk Oversight and Investment and the Governance and Conduct Review Committees.
The Board concluded that Ms. Sommer is well suited to serve as a director of the Company because of her past leadership experience as the Chief Financial Officer of two publicly-traded companies. In addition, she brings significant financial expertise across a broad range of industries relevant to the Company’s business, including banking, software development and auditing. She also adds value from her experience in business development.

Jack VanWoerkom	Age 63 Class I Director Since 2005 Term Expires 2018
Mr. VanWoerkom has served as an Operating Partner at Highland Consumer Fund, which invests in growth-oriented consumer-facing businesses, including specialty retail, e-commerce, consumer products and consumer service companies, since June 2015. From June 2011 until June 2015, he was retired. From June 2007 until his retirement in June 2011 Mr. VanWoerkom was employed by The Home Depot, Inc., a home improvement retailer, as Executive Vice President, General Counsel and Corporate Secretary. Previously, Mr. VanWoerkom served as Executive Vice President, General Counsel and Secretary of Staples, Inc., an office supply retailer, from March 2004 to June 2007. Before that, Mr. VanWoerkom was Senior Vice President, General Counsel and Secretary of Staples from March 1999 to March 2004.

The Board concluded that, due to his experience as a general counsel and an executive officer of several companies, Mr. VanWoerkom is well suited to serve as a director of the Company. Specifically, his experience with legal, regulatory, corporate governance and corporate transactions, including mergers and acquisitions, provides a valuable point of view on the board. Mr. VanWoerkom brings an international perspective to the Board owing to his experience with managing global suppliers and international operations.

John E. Bachman	Age 61 Class I Director Since 2016 Term Expires 2018
Mr. Bachman was a partner at the accounting firm of PricewaterhouseCoopers LLP (“PwC”), a firm that focuses on audit and assurance and tax and consulting services, from 1989 to 2015. At PwC, in addition to audit partner work, Mr. Bachman served from July 2007 to November 2013 as the operations leader of the firm’s U.S. Assurance Practice with full operational and financial responsibility for this $4 billion line of business, which included the firm’s audit and risk management practices. Mr. Bachman earlier served for three years as the firm’s strategy leader, where he was responsible for strategic planning across business units, geographies and industries. As an audit partner, Mr. Bachman focused on companies in the industrial manufacturing, financial services, publishing, healthcare and other industries. Mr. Bachman sits on the Board of The Children’s Place, Inc., a children’s specialty apparel retailer. Mr. Bachman received an MBA from the Harvard University Graduate Business School and a bachelor’s degree from Bucknell University.

The Board concluded that Mr. Bachman is well suited to serve as a director of the Company because of his extensive background in auditing, as well as his strategy and operations experience with C-level executives, which will benefit WEX’s vision of global expansion now and in the future.

Shikhar Ghosh	Age 59 Class II Director Since 2005 Term Expires 2019
Mr. Ghosh is a Professor of Management Practice at the Harvard Business School. He has been on the faculty since August 2008. Mr. Ghosh is also currently on the board of Decision Resources Group, a leading provider of information services to the healthcare industry and Evidence Action, a non-profit organization that provides health services to over 200 million children across multiple countries. From June 2006 until December 2007, Mr. Ghosh was the Chief Executive Officer of Risk Syndication for the Kessler Group, where he enabled bank clients and their endorsing partners to market credit cards. From June 1999 to June 2004, Mr. Ghosh was Chairman and Chief Executive Officer of Verilytics Technologies, LLC, an analytical software company focused on the financial services industry. In 1993, Mr. Ghosh founded Open Market, Inc., an Internet commerce and information publishing software firm. From 1988 to 1993, Mr. Ghosh was the Chief Executive Officer of Appex Corp., a technology company that was sold to Electronic Data Systems Corporation in 1990. From 1980 until 1988, Mr. Ghosh served in various positions with The Boston Consulting Group, and was elected as a worldwide partner and a director of the firm in 1988.

The Board concluded that Mr. Ghosh is well suited to serve as a director of the Company because of his experience with various technology related ventures and record of founding companies that have operated in emerging technology markets. Mr. Ghosh's qualifications to serve on the Board include his academic experience and executive management, business development and leadership experience, as the Chairman and CEO of various companies.

James Neary	Age 52 Class II Director Since 2016 Term Expires 2019
Mr. Neary is a managing director of Warburg Pincus, a stockholder of our Company, which he joined in 2000. Mr. Neary has served as co-head of the Industrial & Business Services team since June 2013 and is also a member of the firm’s executive management group. From 2010 to June 2013, Mr. Neary led the firm’s late-stage efforts in the technology and business services sectors in the U.S. Prior to that, from 2004 to 2010, he was co-head of the technology, media and telecommunications investment efforts in the U.S. From 2000 to 2004, Mr. Neary led the firm’s Capital Markets activities. Before joining Warburg Pincus, he was a managing director at Chase Securities, an investment advisory firm. Mr. Neary has been the Chairman of Endurance International Group, a web presence solutions company, since December 2011 and Hygiena, a manufacturer of food safety devices, since August 2016. He is also a director of several private companies and a trustee of The Mount Sinai Health Systems. Mr. Neary has previously served on the boards of Fidelity National Information Services, Inc., a bank technology processing company, from October 2009 to October 2013, Coyote Logistics, a truck brokerage business now owned by UPS, from November 2007 to September 2015 and Interactive Data Corporation, a firm providing financial market data and analytics and now owned by Intercontinental Exchange, from July 2010 to December 2015.

The Board concluded that Mr. Neary is qualified to serve as a director of the Company due to his extensive knowledge of the payments industry, strategy and business development and his wide-ranging experience as a director and as chairman of other companies and his perspective as the representative of a substantial shareholder.

Kirk P. Pond	Age 72 Class II Director Since 2005 Term Expires 2019
From June 1996 until May 2005, Mr. Pond was the President and Chief Executive Officer of Fairchild Semiconductor International, Inc., one of the largest independent, international semiconductor companies. He was the Chairman of the Board of Directors of that company from March 1997 until June 2006 and retired from its board in May 2007. Prior to Fairchild Semiconductor’s separation from National Semiconductor, Mr. Pond held several executive positions with National Semiconductor, including Executive Vice President and Chief Operating Officer and was in the office of the President. Mr. Pond had also held executive management positions with Texas Instruments, a global semiconductor design & manufacturing company, and Timex Corporation, a watch and jewelry manufacturing company, and is a former director of the Federal Reserve Bank of Boston. Mr. Pond has been a director of Brooks Automation, Inc., a leading worldwide provider of automation solutions and integrated subsystems to the global semiconductor and related industries, since 2007, where he serves on the human resources and compensation committee and the finance committee. Mr. Pond has also been a director of Sensata Technologies Holding N.V., a sensor and electrical protection device manufacturer, since March 2011 and serves on the nominating and governance committee and is the chair of the compensation committee.

The Board concluded that Mr. Pond is well suited to serve as a director of the Company because of his experience directing a large, publicly traded company with international operations and experience with the technology industry. The Board benefits from Mr. Pond’s number of years of leadership and global experience and expertise in corporate strategy and restructuring and from his organizational acumen. In addition, Mr. Pond provides considerable operational, strategic planning and leadership experience to the Board.

Melissa D. Smith	Age 48 Class II Director since 2014 Term expires 2019
Ms. Smith assumed the role of Chief Executive Officer and a seat on the Board in January 2014. She has served as the Company’s President since May 2013. Previously, Ms. Smith served as President, The Americas, from April 2011 to April 2013 and as the Company’s Chief Financial Officer and Executive Vice President, Finance and Operations from November 2007 to April 2011. From September 2001 through November 2007, Ms. Smith served as Senior Vice President, Finance and Chief Financial Officer. From May 1997 to August 2001, Ms. Smith held various positions of increasing responsibility with the Company. Ms. Smith began her career at Ernst & Young.

The Board concluded that Ms. Smith is well suited to serve as a director of the Company because of her experience with the Company in various positions with increasing responsibilities across all facets of the Company. The Board benefits from the leadership skills, financial expertise and business development expertise of Ms. Smith. Ms. Smith has almost 20 years of experience with the Company.

Michael E. Dubyak	Age 66 Class III Director Since 2005 Term Expires 2017
Mr. Dubyak has served as the Chairman of the Board since May 2008. Mr. Dubyak also served as the Executive Chairman from January 2014 to December 2014 and our Chief Executive Officer from August 1998 until January 2014. He also served as the President from August 1998 until May 2013. From November 1997 to August 1998, Mr. Dubyak served as our Executive Vice President of U.S. Sales and Marketing. Before that, from January 1994 to November 1997, Mr. Dubyak served us in various senior positions in marketing, sales, business development and customer service. From January 1986 to January 1994, he served as our Vice President of Marketing. Mr. Dubyak has more than 30 years of experience in the business-to-business payments, payment processing, information management services and vehicle fleet and fuel industries.

The Board concluded that Mr. Dubyak is well suited to serve as a director of the Company because of his long experience with the Company and knowledge of the fleet card and payment processing industries. Mr. Dubyak has served in various leadership roles with the Company and held senior positions in marketing, marketing services, sales and business development. He has been associated with the Company for over 30 years.

Rowland T. Moriarty	Age 70 Class III Director Since 2005 Term Expires 2017
Dr. Moriarty served as the non-executive Chairman of the Board of Directors of WEX Inc. from 2005 until May 2008 and has served as the Vice Chairman and Lead Director since May 2008. He has been the President and Chief Executive Officer of Cubex Corporation, a privately-held consulting company, since 1992. From 1981 to 1992, Dr. Moriarty was a professor of business administration at Harvard Business School and served on the board of Staples, Inc., an office products company, from 1986 until June 2016. Dr. Moriarty currently serves on the boards of CRA International, Inc., an economic, financial and management consulting services firm, as Chairman, and Virtusa Corporation, a global information technology services company, since 1986 and 2006, respectively.

The Board concluded that Dr. Moriarty is well suited to serve as a director of the Company because of his experience across a broad spectrum of industries gained as the Chairman of CRA International, Inc., as well as his experience as a member of the Board of Directors of other publicly-traded companies. He also adds value to the Board from his in-depth industry experience, diversification, merger and acquisition experience and financial expertise.

Eric Duprat and Ronald T. Maheu also currently serve as Class III directors. However, Messrs. Duprat and Maheu will retire at the end of their term and are not standing for reelection at the Annual Meeting.

NUMBER OF DIRECTORS AND TERMS
Our certificate of incorporation provides that our Board shall consist of such number of directors as is fixed by our By-Laws. Our By-Laws provide that our Board shall consist of such number of directors as from time to time is fixed exclusively by resolution of the Board. Currently, the Board has fixed the size of the Board at twelve directors, who serve staggered terms as follows:

•
each director who is elected at an annual meeting of stockholders serves a three-year term and until such director’s successor is duly elected and qualified, subject to such director’s earlier death, resignation or removal,

•	the directors are divided into three classes,

•	the classes are as nearly equal in number as possible, and

•	the term of each class begins on a staggered schedule.

Following the Annual Meeting, the size of the Board will be reduced to ten members.

BOARD AND COMMITTEE MEETINGS
The Board held 12 meetings in 2016. Each of our directors attended at least 75 percent of the aggregate number of meetings of the Board and meetings of the Board committees, held during the period for which he or she was a director or served on a committee in 2016. Our independent directors meet in executive session in at least one regularly scheduled in-person Board meeting each year. As provided in our Corporate Governance Guidelines, we expect directors to attend the annual meeting of stockholders. All of our directors attended the 2016 annual meeting of stockholders.
Our Board has created the following committees. The charters for each of the committees can be obtained at: http://ir.wexinc.com/phoenix.zhtml?c=186699&p=irol-govhighlights

NAME OF COMMITTEE AND MEMBERS	COMMITTEES OF THE BOARD OF DIRECTORS	NUMBER OF MEETINGS IN 2016
Audit
Regina O. Sommer (Chair) John E. Bachman Ronald T. Maheu George L. McTavish
The Audit Committee must be comprised of at least three independent directors appointed by a majority of the Board. The Audit Committee oversees our accounting and financial reporting processes, the audits of our financial statements and internal control over financial reporting and monitors the Company's enterprise risk management and cybersecurity program. All members of the Audit Committee are independent under the applicable rules of the New York Stock Exchange, or the NYSE, and the Securities and Exchange Commission, or the SEC. In addition, each member of the Audit Committee is required to have the ability to read and understand fundamental financial statements. Unless determined otherwise by the Board, the Audit Committee shall have at least one member who qualifies as an "audit committee financial expert" as defined by the rules of the SEC. Our Board has determined that Messrs. Bachman and Maheu and Ms. Sommer qualify as "audit committee financial experts."
		11
Compensation
Jack VanWoerkom (Chair) Shikhar Ghosh James Neary Regina O. Sommer	The Compensation Committee must be comprised of at least two independent directors appointed by a majority of the Board. The Compensation Committee oversees the administration of our equity incentive plans and certain of our benefit plans, reviews and administers all compensation arrangements for executive officers and our Board and establishes and reviews general policies relating to the compensation and benefits of our officers and employees. All members of the Compensation Committee are independent under the applicable rules of the NYSE.	8
Corporate Governance
Rowland T. Moriarty (Chair) Eric Duprat Ronald T. Maheu Jack VanWoerkom	The Corporate Governance Committee is comprised of such number of independent directors as our Board shall determine. The Corporate Governance Committee’s responsibilities include identifying and recommending to the Board appropriate director nominee candidates, overseeing succession planning for the CEO and other executive officers and providing oversight with respect to corporate governance matters. All members of the Corporate Governance Committee are independent under the applicable rules of the NYSE.	4

Finance Committee
George L. McTavish (Chair) Michael E. Dubyak Kirk P. Pond	The Finance Committee is comprised of such number of directors as our Board shall determine. The Finance Committee’s responsibilities include advising the Board and the Company’s management regarding potential corporate transactions, including strategic investments, mergers, acquisitions and divestitures. The Finance Committee also oversees the Company’s debt or equity financings, credit arrangements, investments, capital structure and capital policies.	11

Technology Committee
Shikhar Ghosh (Chair) Eric Duprat James Neary Kirk Pond	The Technology Committee is comprised of such number of directors as our Board shall s determine. The Technology Committee's responsibilities include assisting the Board and Audit Committee in their oversight of the Company’s management of risks regarding technology, data security, disaster recovery, and business continuity. In addition, the Technology Committee focuses on strategy relating to hardware, software, personnel, architecture, organizational structure, management, resource allocation, innovation, and research and development.	2

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
No member of our Compensation Committee (the members of which are listed in the table in the "Board and Committee Meetings" section) is or was one of our or our subsidiaries’ former officers or employees. During 2016, there were no Compensation Committee interlocks as required to be disclosed under SEC rules.

DIRECTOR COMPENSATION

The Company's Non-Employee Directors Compensation Plan is designed to achieve the following objectives:

•	Attract and engage directors

•	Compensate our directors for the investment of time they make to support the Company

•	Align director compensation with stockholder interests

•	Have a compensation structure that is simple, transparent and easy for stockholders to understand
Annual Cash Retainers
The Company pays each non-employee board member the following annual cash retainer(s) based upon his or her service. Such payments are made in four equal quarterly amounts.

Annual Chair Cash Retainer	$87,500
Annual Lead Director Cash Retainer	$65,000
Annual Director Cash Retainer (other than Chairman and Lead Director)	$50,000
Audit Committee Chair Cash Retainer	$30,000
Compensation Committee Chair Cash Retainer	$20,000
Finance Committee Chair Cash Retainer	$20,000
Corporate Governance Committee Chair Cash Retainer	$15,000
Technology Committee Chair Cash Retainer	$20,000
Audit Committee Member Cash Retainer (other than Committee Chair)	$15,000
Compensation Committee Member Cash Retainer (other than Committee Chair)	$10,000
Finance Committee Member Cash Retainer (other than Committee Chair)	$10,000
Corporate Governance Committee Member Cash Retainer (other than Committee Chair)	$7,500
Technology Committee Member Cash Retained (other than Committee Chair)	$10,000
To the extent a director is appointed at a time other than the annual stockholders' meeting, any annual cash retainer is prorated. Employees who serve as directors are not separately compensated for their service on our Board.
Equity Retainers
In 2016 all non-employee directors were granted a number of restricted stock units, or RSUs, worth the equivalent of approximately $110,000 at the time of the annual stockholders’ meeting at the then current stock price. The Lead Director was granted additional RSUs worth the equivalent of approximately $25,000 and the Chairman was granted additional RSUs worth the equivalent of approximately $37,500 at the time of the annual stockholders’ meeting at the then current stock price. These RSUs vest on the first anniversary of the date of grant.
New Director Equity Grants
All new directors are granted a number of RSUs, worth the equivalent of $50,000 at the then current stock price. Such RSUs vest annually and are granted at the next annual stockholders meetings after the appointment.

2016 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1) ($)	Total ($)
John E. Bachman(2)	$2,528	—	$2,528
Michael E. Dubyak	$97,500	$147,426	$244,926
Eric Duprat	$74,417	$109,982	$184,399
Shikhar Ghosh	$75,938	$109,982	$185,920
Ronald T. Maheu	$67,813	$109,982	$177,795
George L. McTavish	$85,000	$109,982	$194,982
Rowland T. Moriarty	$82,500	$134,974	$217,474
James Neary(2)	$17,500	—	$17,500
Kirk P. Pond	$68,750	$109,982	$178,732
Regina O. Sommer	$90,000	$109,982	$199,982
Jack VanWoerkom	$71,250	$109,982	$181,232

(1)
This column is the fair value of stock awards granted on May 13, 2016. The fair value of these awards is determined in accordance with FASB ASC Topic 718 based on the closing price of our common stock as reported by the New York Stock Exchange on the day that the award is granted. The aggregate number of RSUs outstanding for each director as of December 31, 2016 is as follows: Mr. Dubyak — 1,693; Mr. Duprat — 1,263; Mr. Ghosh — 1,263; Mr. Maheu — 1,263; Mr. McTavish — 1,263; Dr. Moriarty — 1,550; Mr. Pond — 1,263; Ms. Sommer — 1,263; and Mr. VanWoerkom — 1,263.

(2)	Messrs. Neary and Bachman were appointed in July and September 2016, respectively, and the amounts represent fees earned by them for the part of the year they served on the Board.
Fee Deferral
Directors may defer all or part of their cash fees and equity retainers into deferred stock units which will be payable in Company shares to the director 200 days following cessation of Board service.
Expense Reimbursement
Directors are reimbursed by the Company for their out-of-pocket travel and related expenses incurred in attending all Board and committee meetings.

NON-EMPLOYEE DIRECTOR OWNERSHIP GUIDELINES
The Compensation Committee has established equity ownership guidelines for all non-employee directors. "Equity" for the purpose of these guidelines is defined to include shares of the Company’s common stock, vested restricted stock units and deferred stock units. Under the guidelines of the equity ownership program, all directors are expected to own equity equal in value to at least three times each director’s annual director cash retainer or lead director cash retainer. The director's compliance with these guidelines is assessed by the Compensation Committee annually on July 31, which is the "Determination Date" for purposes of these guidelines. New directors have three years following their initial Determination Date, to achieve this level of ownership. As of July 31, 2016, all of our non-employee directors then serving, other than Messrs. Duprat and Neary, who joined the Board on March 12, 2014 and July 5, 2016 respectively, exceeded the holding levels in the guidelines. Because Mr. Bachman joined the Board on September 22, 2016, his equity ownership was not measured on July 31, 2016. Under our guidelines, Messrs. Bachman, Duprat and Neary have three years from their initial Determination Date to accumulate sufficient equity to gain compliance with the equity ownership guidelines.

PRINCIPAL STOCKHOLDERS

This table shows common stock that is beneficially owned by our directors, our named executive officers, our current directors and officers as a group and all persons known to us to own 5 percent or more of the Company's outstanding common stock, as of March 30, 2017. The percent of outstanding shares reported below is based on 42,742,467 shares outstanding on March 30, 2017.

AMOUNT AND NATURE OF SHARES BENEFICIALLY OWNED

Name and Address(1)	Common Stock Owned (2)	Right To Acquire(3)	Total Securities Beneficially Owned (3)	Percent of Outstanding Shares
Principal Stockholders:
Warburg Pincus LLC(4)	3,850,810		3,850,810	9%
450 Lexington Avenue
New York, NY 10017
Wellington Management Company, LLP(5)	3,806,565	—	3,806,565	8.9%
280 Congress Street
Boston, MA 02210
The Vanguard Group, Inc.(6)	2,937,967	—	2,937,967	6.9%
100 Vanguard Blvd
Malvern, PA 19355
BlackRock Inc.(7)	2,842,055	—	2,842,055	6.7%
55 East 52nd Street
New York NY 10022
Janus Capital Management LLC(8)	2,754,125	—	2,754,125	6.4%
151 Detroit Street
Denver, Colorado 80206
Executive Officers and Directors:
Melissa D. Smith	70,380	—	70,380	*
Roberto Simon	4,137	—	4,137	*
Jeffrey Young	4,599	—	4,599	*
George W. Hogan(9)	20,304	—	20,304	*
Kenneth Janosick	13,817	—	13,817	*
John E. Bachman	—	—	—	*
Michael E. Dubyak(10)	64,416	1,693	66,109	*
Eric Duprat	1,593	1,263	2,856	*
Shikhar Ghosh	3,712	1,263	4,975	*
Ronald T. Maheu	9,413	1,263	10,676	*
George L. McTavish	10,021	1,263	11,284	*
Rowland T. Moriarty(11)	59,208	1,550	60,758	*
James Neary(12)	3,850,810	—	3,850,810	9%
Kirk P. Pond(13)	28,070	1,263	29,333	*
Regina O. Sommer	5,083	1,263	6,346	*
Jack VanWoerkom	3,113	1,263	4,376	*
Directors and Executive Officers as a Group (21 Persons) (14)	3,851,205	12,084	3,851,217	*

*	Less than 1%

(1)	Unless otherwise noted, the business address for the individual is care of WEX Inc., 97 Darling Avenue, South Portland, ME 04106.
(2)
Unless otherwise noted, includes shares for which the named person has sole voting and investment power or has shared voting and investment power with his or her spouse. Excludes shares that may be acquired through stock option exercises or that are restricted stock unit holdings. This table does not include the following number of shares which will be acquired by our non-employee directors 200 days after their separation from our Board: 35,239 shares by Mr. Ghosh; 9,248 shares by Mr. Maheu; 22,839 shares by Mr. McTavish; 11,999 shares by Dr. Moriarty; 8,641 shares by Mr. Pond; 6,564 shares by Ms. Sommer, and 6,606 shares by Mr. VanWoerkom. Certain shares identified in this column are held through brokerage accounts and may be pledged as security.

(3)
Includes shares that can be acquired through stock option exercises or the vesting of restricted stock units through May 29, 2017. Excludes shares that may not be acquired until on or after May 30, 2017.

(4)
The stockholder is Mustang HoldCo II LLC, Delaware limited liability company ("Mustang Holdco"). The unitholders of Mustang HoldCo are (i) Warburg Pincus Private Equity (Lexington) XI- A, L.P., Delaware limited partnership ("WP XI Lexington-A"), (ii) Warburg Pincus XI (Lexington) Partners- A, L.P., a Delaware limited partnership (''WP Lexington Partners-A"), (iii) WP Mustang Co-Invest LLC, a Delaware limited liability company ("WP Co-Invest"), (iv) WP (Lexington) Holdings II, L.P., a Delaware limited partnership ("WP Lexington IT"), (v) Warburg Pincus XI (E&P) Partners- B, L.P., a Delaware limited partnership ("WP E&P Partners-B"), (vi) WP Mustang Co-Invest-B L.P., a Delaware limited partnership ("WP Co-Invest-B") and (vii) WP Mustang Co-Invest-C L.P., a Delaware limited partnership ("WP Co-Invest-C"). Warburg Pincus (E&P) XI, L.P., a Delaware limited partnership ("WP E&P XI GP"), is (a) the general partner of WP XI Lexington-A, WP XI Lexington Pa1tners-A, WP Lexington II, WP E&P Partners-B and (b) the managing member of WP Co-Invest LLC. Warburg Pincus (E&P) XI LLC, a Delaware limited liability company ("WP E&P XI LLC"), is the general partner of WP E&P XI GP. Warburg Pincus Partners (E&P) XI LLC, a Delaware Limited liability company ("WPP E&P XI"), is the sole member of WP E&P XI LLC. Warburg Pincus Partners II (US), L.P., a Delaware limited pa1tnership (''WPP II US"), is the managing member of WPP E&P XI. Warburg Pincus & Company US, LLC, a New York limited liability company ("WP & Company US"), is the general partner of WPP IT US. Warburg Pincus (Bermuda) XI, Ltd., a Bermuda company ("WP Bermuda XI") is the general partner of WP Co Invest-B and WP Co-Invest-C. Warburg Pincus Partners II (Cayman), L.P., a Cayman Islands limited partnership ("WPP II Cayman") is the sole shareholder of WP Bermuda XI. Warburg Pincus (Bermuda) Private Equity GP Ltd., a Bermuda company ("WP Bermuda GP") is the general partner of WPP II Cayman. Charles R. Kaye and Joseph P. Landy are each (i) Managing Members of WP & Company US, (ii) the Co-Chairmen and sole Directors of WP Bermuda GP and (iii) the Managing Members and Co-Chief Executive Officers of Warburg Pincus LLC, a New York limited liability company ("WP LLC"), and may be deemed to control the Warburg Pincus entities. Messrs. Kaye and Landy disclaim beneficial ownership of all shares held by the Warburg Pincus entities. The address of the Warburg Pincus entities is 450 Lexington Avenue, New York, New York 10017.

(5)
This information was reported on a Schedule 13G/A filed by Wellington Management Company, LLP ("Wellington") with the SEC on February 9, 2017. The Schedule 13G/A indicates that Wellington has shared voting power over 3,084,876 shares and shared dispositive power over 3,806,565 shares. The percentage reported is based on the assumption that Wellington has beneficial ownership of 3,806,565 shares of common stock on March 30, 2017.

(6)
This information was reported on a Schedule 13G/A filed by The Vanguard Group, Inc. ("Vanguard") with the SEC on February 10, 2017. The Schedule 13G/A reported that Vanguard has sole voting power over 22,710 shares, shared voting power over 4,490 shares, sole dispositive power over 2,912,906 shares and shared dispositive power over 25,061 shares. The percentage reported is based on the assumption that Vanguard has beneficial ownership of  2,937,967 shares of common stock on March 30, 2017.

(7)
This information was reported on a Schedule 13G/A filed by BlackRock Inc. ("BlackRock") with the SEC on January 26, 2017. The Schedule 13G/A reported that BlackRock has sole voting power over 2,709,849 shares and has sole power to dispose 2,842,055 shares. The percentage reported is based on the assumption that BlackRock had beneficial ownership of 2,842,055 shares of common stock on March 30, 2017.

(8)
This information was reported on a Schedule 13G filed by Janus Capital Management LLC ("Janus Capital") with the SEC on February 13, 2017. The Schedule 13G reported that Janus Capital has sole voting power over 2,753,025 shares, shared voting power over 1,100 shares, sole dispositive power over 2,753,025 shares and shared dispositive power over 1,100 shares. The percentage reported is based on the assumption that Janus Capital has beneficial ownership of  2,754,125 shares of common stock on March 30, 2017.

(9)	Includes 189 shares held indirectly under the 401(k) Plan. Mr. Hogan disclaims beneficial ownership of those shares except to the extent of his pecuniary interest in them.
(10)
Includes 20,000 shares held indirectly under a Grantor Retained Annuity Trust ("GRAT"). Mr. Dubyak disclaims beneficial ownership of those shares except to the extent of his pecuniary interest in them.

(11)
Includes 19,000 shares held indirectly through Rubex, LLC, 15,600 shares held indirectly through the Moriarty Family Charitable Trust and 21,978 held indirectly by Rowgra, LLC. Dr. Moriarty is the Chief Investment Officer and Managing Member of Rubex, LLC and disclaims beneficial ownership of those shares except to the extent of his pecuniary interest in them. Dr. Moriarty disclaims beneficial ownership of the Moriarty Family Charitable Trust shares except to the extent of his pecuniary interest in them. Dr. Moriarty is the Managing Manager and Distribution Manager of Rowgra LLC and disclaims beneficial ownership of those shares except to the extent of his pecuniary interest in them.

(12)
Mr. Neary became a director of the Company on July 5, 2016, and is a Member of WP & Company US and a Managing Director and Member of WP LLC. As such, Mr. Neary may be deemed to have an indirect pecuniary interest in an indeterminate portion of the securities reported as beneficially owned by Mustang Holdco. Mr. Neary disclaims beneficial ownership of such securities, except to the extent of any direct pecuniary interest therein. Mr. Neary does not directly own any shares of Common Stock in the Company.

(13)
Includes 2,500 shares held indirectly through the Pond Family Foundation; 700 shares held indirectly through the Loretta A. Pond Trust; and 3,000 shares held by Mr. Pond’s spouse. Mr. Pond disclaims beneficial ownership of those shares except to the extent of his pecuniary interest in them.

(14)	In addition to the officers and directors named in this table, five other executive officers were members of this group as of March 30, 2017.

DIRECTOR INDEPENDENCE
We have considered the independence of each member of the Board. To assist us in our determination, we reviewed the NYSE independence requirements and our general guidelines for independence, which are part of our corporate governance guidelines.
To be considered independent: (1) a director must be independent as determined under Section 303A.02(b) of the NYSE Listed Company Manual and (2) in the Board’s judgment, the director must not have a material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company).
The Board has established guidelines to assist it in determining whether a director has a material relationship with the Company. Under these guidelines, a director will not be considered to have a material relationship with the Company if (1) he or she is independent as determined under Section 303A.02(b) of the NYSE Listed Company Manual and (2) he or she: (i) serves as an executive officer of another company which is indebted to the Company, or to which the Company is indebted, provided that the total amount of either company's indebtedness to the other is less than one percent of the total consolidated assets of the company he or she serves as an executive officer; (ii) serves as an officer, director or trustee of a tax exempt organization, that receives contributions from the Company, provided that the Company's discretionary contributions to such organization are less than the greater of $1 million or 2 percent of that organization’s consolidated gross revenues; or (iii) serves as a director of another company with which the Company engages in a business transaction or transactions, provided that the director owns less than 5 percent of the equity interests of such other company and recuses himself or herself from deliberations of the Board with respect to such transactions. In addition, ownership of a significant amount of the Company's stock, by itself, does not constitute a material relationship. For relationships not covered by the guidelines set forth above, the determination of whether a material relationship exists shall be made by the other members of the Board of Directors who are independent as defined above.
Based on our guidelines and NYSE corporate governance standards, we have determined that the following directors are independent: John E. Bachman, Eric Duprat, Shikhar Ghosh, Ronald T. Maheu, George L. McTavish, Rowland T. Moriarty, James Neary, Kirk P. Pond, Regina O. Sommer and Jack VanWoerkom. In assessing the independence of Mr. VanWoerkom, the Board considered the employment relationship of an immediate family member of Mr. VanWoerkom who is not an executive officer and receives annual compensation of less than $120,000. In assessing the independence of Mr. Neary, the Board considered Warburg Pincus’ stock ownership in the Company and Mr. Neary’s relationship with Warburg Pincus.
In addition, each of the members of the Corporate Governance Committee, Audit Committee and the Compensation Committee are independent, as determined by the Board in accordance with its guidelines and the listing standards of the NYSE. We have also determined that the members of the Audit Committee satisfy the independence requirements contemplated by Rule 10A-3 under the Exchange Act, and that the members of the Compensation Committee satisfy the independence requirements contemplated by Rule 10C-1 under the Exchange Act.
DIRECTOR NOMINATIONS AND RECOMMENDATIONS
The Corporate Governance Committee responsibilities include recommending candidates for nomination to the Board. The Corporate Governance Committee has recommended Mr. Dubyak and Dr. Moriarty (with Mr. Dubyak and Dr. Moriarty abstaining from the vote regarding their own nominations) for re-election at the 2017 Annual Meeting. Mr. Dubyak and Dr. Moriarty have served as members of our Board since February 2005. In identifying potential directors, the Corporate Governance Committee may: retain a search firm; canvass their networks; evaluate highly-regarded leaders in industry and academia; or, entertain suggestions from stockholders or other business organizations, among other ways suitable for identifying potential directors.
The Corporate Governance Committee will consider candidates nominated or recommended by stockholders as potential director nominees in the same manner as candidates identified by the Corporate Governance Committee. If the Board determines to nominate a stockholder-recommended candidate and recommends his or her election, then that nominee’s name will be included in the proxy card for the next annual meeting. Our stockholders also have the right under our By-Laws to directly nominate director candidates and should follow the procedures outlined in the “Information About Voting Procedures” section of this proxy statement in the answer to the question entitled "How do I submit a stockholder proposal or director nominee for next year's annual meeting or suggest a candidate for nomination as a director to the Corporate Governance Committee?"
To be timely, a stockholder's notice to the Secretary of a director nominee for next year's annual meeting must be delivered to or mailed and received no earlier than January 12, 2018 nor later than February 11, 2018. However, in the event that the annual meeting is called for a date that is not within 25 days before or after May 12, 2018, notice by the stockholder must be received no earlier than 120 days prior to the annual meeting and no later than the later of the 90th day prior to the annual meeting or the tenth day following the day on which notice of the date of the annual meeting is mailed or publicly disclosed.

Stockholder nominations must be addressed to:
    WEX Inc.
    Attention: Corporate Secretary
    97 Darling Avenue
    South Portland, ME 04106
Under the terms of our Investor Rights Agreement, investment funds and entities affiliated with Warburg Pincus are entitled to designate one representative, subject to certain qualifications, to Class II of the Board (currently Mr. Neary) until the shares of the Company’s common stock beneficially owned by such entities have had a market value of less than $200 million for 20 consecutive trading days. During this period, at each meeting of the stockholders of the Company at which directors of the Company are to be elected and at which such representative’s term expires, the Board will nominate and recommend for election one representative designated by such investment funds and entities affiliated with Warburg Pincus and will use its reasonable best efforts to cause such representative to be elected as a director.
Director Qualifications
The qualifications for directors are described in our Corporate Governance Guidelines and the guidelines for evaluating director nominees are in the Corporate Governance Committee's charter, each of which is available on our website. The Corporate Governance Committee believes that a nominee for the position of director must meet the following specific, minimum qualifications:

•	Nominees should have a reputation for integrity, honesty and adherence to high ethical standards;

•
Nominees should have demonstrated business acumen, experience and ability to exercise sound judgments in matters that relate to the current and long-term objectives of the Company and should be willing and able to contribute positively to the decision-making process of the Company;

•	Nominees should have a commitment to understand the Company and its industry and to regularly attend and participate in meetings of the Board and its committees;

•
Nominees should have the interest and ability to understand the sometimes conflicting interests of the various constituencies of the Company, which include stockholders, employees, customers, governmental units, creditors and the general public, and to act in the interests of all stockholders; and

•
Nominees should not have, nor appear to have, a conflict of interest that would impair the nominee's ability to represent the interests of all the Company's stockholders and to fulfill the responsibilities of a director.

Our Corporate Governance Committee does not have a policy with respect to diversity, but believes that our Board, taken as a whole, should embody a diverse set of skills, experiences and backgrounds. Our Board currently is comprised of twelve directors, two of whom are women and another of whom is South Asian. The Corporate Governance Committee intends to be mindful of diversity, with respect to gender, race and national origin, in connection with future nominations of directors not presently serving on the Board. In addition, our Corporate Governance Committee’s charter provides that nominees shall not be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability or any other basis proscribed by law.
Application of Criteria to Existing Directors
The re-nomination of existing directors is not viewed as automatic, but is based on continuing qualification under the criteria listed above. The Corporate Governance Committee uses its best judgment and discretion in applying the criteria to the existing directors keeping in mind the interest of the Company.
In addition, the Corporate Governance Committee considers the existing directors' performance on the Board and any committee, including consideration of the extent to which the directors undertook continuing director education.
The backgrounds and qualifications of the directors considered as a group provide a significant breadth of experience, knowledge and abilities in order to assist the Board in fulfilling its responsibilities. The rationale for the Company's determination that each director is well suited to serve on the Board is specified with his or her respective biographical entry under the "Members of the Board of Directors" section of this proxy statement.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS
The Board believes that the Chief Executive Officer and her designees, as well as the Chairman of the Board and Vice Chairman and Lead Director, speak for the Company. Individual Board members may, from time to time, meet or otherwise communicate with various constituencies who are involved with the Company. It is, however, expected that Board members would do so with the knowledge of and, absent unusual circumstances or as contemplated by the committee charters, only at the request of the Company’s senior executives or the Board.
The Board will give appropriate attention to written communications that are submitted by stockholders and other interested parties, and will respond if and as appropriate. Absent unusual circumstances or as contemplated by the committee charters, the Vice Chairman and Lead Director shall, subject to advice and assistance from the General Counsel, (1) be primarily responsible for monitoring communications from stockholders and other interested parties, and (2) provide copies or summaries of such communications to the other directors as he considers appropriate.
If you wish to communicate with the Board or the independent members of the Board, you may send your communication in writing to:
    Independent Director Communication
    WEX Inc.
    Attention: Corporate Secretary
    97 Darling Avenue
    South Portland, ME 04106
You should include your name and address in the written communication and indicate whether you are a stockholder.
Governance Disclosures on Our Website
Complete copies of our corporate governance guidelines, committee charters and code of conduct are available on the Corporate Governance section of our website, at www.wexinc.com. In accordance with NYSE rules, we may also make disclosure of the following on our website:

•	the identity of the Lead Director at meetings of independent directors;

•	the method for interested parties to communicate directly with the Lead Director or with the independent directors as a group;

•
the identity of any member of our Audit Committee who also serves on the audit committees of more than three public companies and a determination by our Board that such simultaneous service will not impair the ability of such member to effectively serve on our Audit Committee; and

•
contributions by us to a tax exempt organization in which any independent director serves as an executive officer if, within the preceding three years, contributions in any single fiscal year exceeded the greater of $1 million or 2% of such tax exempt organization’s consolidated gross revenues.

COMPENSATION

EXECUTIVE OFFICERS
Non-Director Members of the Executive Team

David Cooper Age 50 Chief Technology Officer
David Cooper joined WEX in December 2016 as our Senior Vice President and Chief Technology Officer. Prior to joining WEX, he held several senior technology positions, including head of global operations at GlobeOne, a financial services company, from June to December 2016, CTO at Advisor Software from November 2015 until June 2016, SVP of technology at Green Dot, a retail banking company, from March 2015 to November 2015, CTO and SVP of product development at both Fiserv, an information technology and services company, from September 2011 to February 2014 and CashEdge, a leading provider of Intelligent Money Movement from June 2005 to September 2011.

George W. Hogan Age 56 Senior Vice President, International
George Hogan has been our Senior Vice President, International since May 2014. Prior to that he was Senior Vice President and General Manager, Fleet Over-the-Road and Partner Channels from January 2014 to April 2014. He also served as the Senior Vice President and General Manager of WEX Fleet One from May 2013 to December 2013 and Senior Vice President and Chief Information Officer from November 2007 through July 2013. Mr. Hogan joined WEX in January 2007 as Vice President of Enterprise Architecture.

Kenneth W. Janosick Age 55 Senior Vice President and General Manager, Global Fleet Direct
Kenneth Janosick has been our Senior Vice President and General Manager, Global Fleet Direct since January 2014. He also served as the Senior Vice President, Small Business Solutions from December 2010 to December 2013. He joined WEX as Vice President, Product and Marketing in January 2009 and served in that role until December 2010. Before that, Mr. Janosick was a First Vice President at JP Morgan Chase bank from November 2006 until November 2009 with responsibility for Relationship Banking and Investments and the Small Business Division.

Nicola S. Morris Age 51 Senior Vice President, Corporate Development
Nicola Morris has been our Senior Vice President, Corporate Development since February 2014. She is responsible for managing corporate development and strategic planning, directing corporate marketing, and overseeing early stage product development.  Prior to joining WEX, she worked for Verizon Communications, a global communications and technology company, from January 2006 through January 2014, where she served as the Vice President, Global Corporate Strategy from November 2011 to January 2014. Prior to that role, she held the positions of Vice President and Chief Marketing Officer from October 2010 to November 2011 and also that of Vice President, Strategy and Business Development, both with the Verizon Business unit from January 2006 to October 2010. Before Verizon, she held positions with MCI, Incorporated and Digex, Incorporated.

Scott Phillips Age 47 Senior Vice President and General Manager, EFS
Scott Phillips joined the Company as Senior Vice President and General Manager, EFS on July 1, 2016, when the company acquired EFS to expand its large and mid-sized over-the-road (OTR) and corporate payments business. Prior to the acquisition, Mr. Phillips had been the President and CEO of EFS since September 2011 and now leads the new EFS line of business, responsible for over-the-road, or OTR, fleet activities along with the EFS Corporate Payments business. Prior to joining EFS, he was Executive Vice President and General Manager of the Corporate Payments Divisions at Comdata Corporation, a payment processor and issuer of fleet fuel cards.

James Pratt Age 60 Senior Vice President and General Manager, Virtual Products
James (Jim) Pratt has been the Senior Vice President and General Manager Virtual Payments since April 2015. Before that, he served as our Vice President, Mastercard from November 2010 until April 2015. He joined the Company in 1998 and served as Vice President, Corporate Payment Solutions from December 2007 until November 2010, Vice President MasterCard Sales from March 2006 until December 2007 and in various management positions with us prior to that. Before joining WEX, Mr. Pratt spent 10 years with Digital Equipment Corporation, a computer systems, including computers, software, and peripherals company, in various sales and management positions and spent several years consulting in the technology sector. Mr. Pratt serves on the MasterCard Advisory Board and the Commercial Payments International Global Advisory Board. He also serves on the board of Big Brothers Big Sisters of Southern Maine.

Hilary A. Rapkin Age 50 Senior Vice President, General Counsel and Corporate Secretary
Hilary Rapkin has served as our Senior Vice President, General Counsel and Corporate Secretary since February 2005. She also served, as the interim, head of human resources beginning February 2013 and assumed that role permanently on May 1, 2013. From January 1996 to February 2005, Ms. Rapkin held various positions of increasing responsibilities with the Company. Ms. Rapkin is a member of the American Bar Association, the Maine State Bar Association, the Association of Corporate Counsel, the Society of Corporate Secretaries and Governance Professionals, the Society for Human Resources and Management and the New England Legal Foundation.

Roberto Simon Age 42 Chief Financial Officer
Roberto Simon joined WEX as the Chief Financial Officer in February 2016. Previously, Mr. Simon served as the Executive Vice President and Chief Financial Officer of Revlon, Inc., a global color cosmetics, hair color, beauty tools, fragrances, skincare, anti-perspirant / deodorants and beauty care products company, from October 2014 until February 2016. Prior to that, he was the Revlon Senior Vice President, Global Finance from October 2013 to September 2014 and served as Revlon’s Global Business Process Owner, SAP, since February 2014.  Prior to joining Revlon as a result of Revlon’s acquisition of The Colomer Group Participations, S.L. (“The Colomer Group”), a Spain-based salon and professional beauty business, Mr. Simon served in various senior finance positions of increasing responsibility at The Colomer Group since 2002, including most recently serving as The Colomer Group’s Chief Financial Officer from October 2011 to October 2014.  Prior to that, he served as The Colomer Group’s Vice President of Finance for America and Africa from January 2008 until September 2011.

Jeffrey Young Age 51 Senior Vice President and General Manager, WEX Health
Jeffrey (Jeff) Young joined WEX in July 2014, when the Company acquired WEX Health (formerly, Evolution1) to expand its healthcare payments business. He served as the CEO of WEX Health, then known as Evolution1, from November 2008 to July 2014. Prior to WEX Health, Mr. Young was the vice president of business applications at Microsoft Corporation in the United States from May 2001 to October 2008. Previously, he helped to lead Great Plains Software through its successful IPO and eventual sale to Microsoft for more than $1 billion, as an Executive Vice President of Sales and Marketing from 1989 to 2001.

ITEM 2.	ADVISORY VOTE ON EXECUTIVE COMPENSATION
We are providing you with the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of the executive officers named in the Summary Compensation Table under "Executive Compensation," whom we refer to as our "named executive officers" or "NEOs," as disclosed in this proxy statement in accordance with the SEC’s rules. This proposal, which is commonly referred to as "say-on-pay," is required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, which added Section 14A to the Securities Exchange Act of 1934, or Exchange Act.
Our executive compensation programs are designed to attract, motivate, and retain our executive officers, who are critical to our success. The "Executive Compensation" section of this proxy statement, including the "Compensation Discussion and Analysis," describes in detail our executive compensation programs and the decisions made by the Compensation Committee with respect to the fiscal year ended December 31, 2016.
WEX’s philosophy regarding executive compensation is straightforward: reward our executives for their contributions to the Company’s annual and long-term performance by tying a significant portion of their total compensation to key drivers of increased stockholder value. Reflecting our pay-for-performance philosophy, a significant portion of executive compensation is performance-based, subject to increase when results exceed corporate targets, reduction when results fall below target and elimination if results do not achieve threshold levels of performance. Stockholders are urged to read the Compensation Discussion and Analysis section of this Proxy Statement, which more thoroughly discusses how our compensation policies and procedures implement our compensation philosophy and objectives.
Our Board is asking stockholders to approve a non-binding advisory vote on the following resolution:
RESOLVED, that the compensation paid to WEX Inc.’s named executive officers, as disclosed in accordance with the Securities and Exchange Commission’s compensation disclosure rules, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby approved.

As an advisory vote, this proposal is not binding. The outcome of this advisory vote will not overrule any decision by the Company or the Board (or any committee of the Board), or create or imply any change or addition to the fiduciary duties of the Company or the Board (or any committee of the Board). However, our Compensation Committee and Board value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.
The Board has decided that the Company will hold an annual advisory vote on the compensation of our named executive officers.
We recommend a vote FOR approval of the compensation of our named executive officers.

ITEM 3.	ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION
In Item 2, we are providing you with the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers. In this Item 3, we are asking our stockholders to cast a non-binding advisory vote regarding the frequency of future advisory votes on executive compensation . You may vote for a frequency of every one, two, or three years, or you may abstain on the proposal.
The Board will take into consideration the outcome of this vote in making a determination about the frequency of future advisory votes on executive compensation. However, because this vote is advisory and non-binding, the Board may decide that it is in the best interests of our stockholders and the Company to hold the advisory vote to approve executive compensation more or less frequently. In the future, we will propose an advisory vote on the frequency of the advisory vote on executive compensation at least once every six calendar years.
Since 2011, we have held an annual advisory vote on the compensation of our named executive officers. The Board has determined that continuing to hold an advisory vote on executive compensation every year remains the most appropriate approach for the Company at this time, and therefore our Board recommends that you vote for a frequency of every ONE YEAR for future executive compensation advisory votes.
The Board believes that an annual executive compensation advisory vote will facilitate more direct stockholder input about executive compensation. An annual executive compensation advisory vote is consistent with our policy of reviewing our compensation program annually, as well as being accountable to our stockholders on corporate governance and executive compensation matters. We believe an annual vote would be the best governance practice for our Company at this time and in the best interests of the Company and its stockholders.
We recommend a vote for a frequency of every “ONE YEAR” for future executive compensation advisory votes.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis, or CD&A, describes our compensation objectives and programs for our "named executive officers" or "NEOs." This CD&A also describes the specific decisions, and the processes supporting those decisions, which were made with respect to 2016 for the NEOs.
For 2016, our NEOs were:

•	Melissa D. Smith, Chief Executive Officer (“CEO”) and President

•	Roberto Simon, Chief Financial Officer ("CFO")(1)

•	Steven A. Elder, Former Senior Vice President and Chief Financial Officer (“CFO”)(2)

•	Jeffrey Young, Senior Vice President and General Manager, WEX Health

•	George W. Hogan, Senior Vice President, International

•	Kenneth Janosick, Senior Vice President and General Manager, Global Fleet Direct

(1)	Mr. Simon was appointed Chief Financial Officer effective February 29, 2016.
(2)
Mr. Elder served as the Chief Financial Officer until Mr. Simon’s appointment in February 2016, after which Mr. Elder assumed the newly created position of SVP, Investor relations. As of February 29, 2016, he ceased to be an Executive Officer, and the discussion of his compensation is limited to material elements of Mr. Elder's compensation.

CD&A Table of Contents
To assist in finding important information, we call your attention to the following sections of our CD&A:

Executive Summary
Summary of WEX’s Business. WEX Inc. is a leading multi-channel provider of corporate payment solutions that operates in three business segments: Fleet Solutions, Travel and Corporate Solutions and Health and Employee Benefit Solutions. During 2016, Fleet Solutions revenue represented approximately 63 percent of our total revenue, Travel and Corporate Solutions revenue represented approximately 21 percent of our total revenue, and Health and Employee Benefit Solutions revenue represented approximately 16 percent of our total revenue. The Fleet Solutions segment provides customers with fleet vehicle payment processing services specifically designed for the needs of commercial and government fleets, through a closed-loop network that offers complete control of the transaction life cycle. Our Travel and Corporate Solutions segment is comprised of our virtual and prepaid products that we use to provide innovative corporate purchasing and payment capabilities that can be integrated with our customers’ internal systems to streamline their corporate payments, accounts payable and reconciliation processes. Our Health and Employee Benefit Solutions segment is comprised of our healthcare payment products and SaaS platforms that we use to provide simplified payment capabilities in a complex healthcare market. The Health and Employee Benefit Solutions segment also includes payroll related benefits to customers in Brazil.

Our opportunities for growth extend well beyond the fleet fuel market, in particular to the online travel and healthcare payments markets. Building on a leading market position in our core fleet business, we continue to expand our company. Our strategic approach to entering new markets is focused on three steps:

•	Identify complicated markets facing complex payment challenges and inefficiencies,
•	Develop products and services that address these unmet market needs, and,
•	Operate with systemic efficiency through scale and cost management.

We have a proven model in the fleet space where we have developed a leading market position and a strong margin profile. We have done the same in the online travel industry where we have become a leader in global virtual payments and continue to grow the business and create scale on a global basis. Through the acquisitions of Evolution1 and Benaissance, WEX Health has continued to expand into the consumer directed healthcare payments market.
2016 Company Performance Highlights. The Company's 2016 revenue grew 19% to $1.018 billion from $854.6 million in 2015. Adjusted net income, a non-GAAP measure, decreased 1% to $198.2 million from 191 million in 2015. The impact of lower fuel prices and smaller relative fuel price hedging gains in 2016 created a swing in adjusted net income of $49.3 million. Total Stockholder Return (TSR) was up 26% on a one-year basis, as shown in the charts below. We have designed our performance-based annual and long-term incentive awards for executives to, among other things, align compensation with performance against the metrics discussed above and shown below. The reconciliation of the non-GAAP financial measures discussed above to the respective GAAP measure is located in Appendix A to this proxy statement.

2016 was a strong year operationally for WEX. We continued to execute against our strategy to grow organically and through strategic investments, further globalize our business, and drive scale across the organization. Selected highlights of our achievements during 2016 in furtherance of our strategy included:

w
On July 1, 2016, we acquired EFS, a provider of customized payment solutions for fleet and corporate customers with a focus on the large and mid-sized over-the-road fleets, in order to expand our customer footprint and utilize EFS's technology to better serve the needs of all fleet customers.

w	The Company benefited from customer acquisitions and expanded relationships across all three of the Company's segments on our way to surpassing $1 billion in annual revenues.
w	Average number of vehicles serviced increased 4 percent from 2015 to approximately 10.0 million for 2016, primarily related to the acquisition of EFS.
w
Total fleet transactions processed increased 12 percent from 2015 to 454.5 million in 2016. Payment processing transactions increased 13 percent from 2015 to 385.9 million in 2016, and transaction processing transactions increased 9 percent from 2015 to 68.6 million in 2016.

Summary of WEX’s 2016 Executive Compensation Program. A summary of our executive compensation program during 2016 is provided below.

- Generally, we target total direct compensation (salary/ annual bonus/ long-term incentives) within a competitive range of the market median.
- Pay will vary above or below target based primarily on corporate and business unit and, to a lesser degree individual, quantitative performance outcomes.

Compensation Element	2016 Element
Base Salary Fixed rate of pay	Among NEOs, excluding the CEO, increases averaged 5%, reflecting market-based adjustments.
Short-term Incentive Plan ("STIP")

Payout can range from 0-200% of target based on, corporate financial goals
1.
Operating Income (50%)
2.
PPG Adjusted Revenue (50%)

The funded payout may be adjusted for each NEO (excluding the CEO)
through an individual performance modifier, down to 75% or up to 125%, with no payout greater than 200% of target. The adjustment is made based on an assessment of performance versus pre-defined, often quantitative individual goals. The modifier, across our executive leadership team, is intended to generally function within the “pool” of STIP-funded dollars (0-200% of target) that is determined based on the two financial metrics listed above. The Committee has further discretion to eliminate any funded bonus payout at its discretion, should circumstance warrant.

STIP funding was 123% of target, on an overall corporate basis, based on objective performance against pre-defined enterprise-wide quantitative goals.

Payments for our NEOs averaged 124% of target, after two non-CEO NEOs received a positive individual modifier and one non-CEO NEO received a downward individual modifier.

Long-Term Incentive Plan ("LTIP")
Our target mix for our NEOs (excluding our CEO) during 2016 was:
60% Performance Stock Units (PSUs).
•
Payout can range from 0-200% of target
•
2-year performance goals; if earned, additional 1-year time-based vesting requirement
•
Goals weighted 60% ANI Earnings Per Share (EPS), and 40% Non-Fuel Price Sensitive Revenue
20% Stock Options (options).
•
3-year ratable vesting requirement
•
Reward long-term stockholder value creation
20% Restricted Stock Units (RSUs).
•
3-year ratable vesting requirement
•
Reward long-term stockholder value creation and encourage retention

The target mix for our CEO was: 60% PSUs, 25% stock options, and 15% RSUs, to further emphasize the importance of long-term stockholder value creation.

Payout of 2016 PSUs is not yet determined, given their 2-year performance goals.
Previously, PSUs had 1-year performance goals.

The Non-Fuel Price Sensitive Revenue metric recognizes the importance of revenue diversification for our business, given the impact volatile fuel prices can currently have on our business results.

Pay Mix. The majority of CEO compensation is variable (“at risk”). For 2016, 83% of target total direct compensation was variable for our CEO. This directly ties pay to company performance outcomes, including financial results, strategic initiatives, and stock price performance.
2016 CEO Pay Mix
The majority of the compensation for the remaining NEOs is also variable and tied directly to Company performance outcomes, as described above.
Key Compensation Practices. Key executive compensation practices are summarized below. We believe these practices promote alignment with the interests of our stockholders.

What We Do
✓	Directly link pay to performance outcomes, operational results and stockholder returns
✓	Target total direct compensation (base / cash bonus / long-term incentives) within a competitive range of the market median
✓	Maintain a cap on CEO incentive compensation payouts (200 percent of target)
✓	Have stock ownership guidelines for NEOs, including a retention requirement until stock ownership guideline is achieved
✓	Double-trigger change-in-control severance benefits
✓	Anti-hedging policy for all executive officers
✓	Review share utilization annually
✓	Offer executives the same health and welfare benefits as other salaried employees
✓	Devote time to management succession and leadership development efforts
✓	Design incentive compensation plans to optimize tax deductibility
✓	Utilize an independent compensation consultant

What We Don’t Do
X	No payment of dividends or dividend equivalents on unearned RSUs or PSUs
X	No excise tax gross-ups upon a change-in-control
X	No re-pricing of underwater stock options without stockholder approval
X	No excessive severance or change-in-control benefits
X	No perks are presently offered

Process for Determining Executive Compensation
Compensation Committee. The Compensation Committee, composed solely of independent directors and referred to in this CD&A as the Committee, is responsible for our executive officer compensation decisions. The Committee works closely with its independent consultant and management to examine pay and performance matters throughout the year. The Committee held 8 meetings over the course of 2016, all of which included an executive session without management present. The

Committee charter may be accessed through the “Governance” link found on our website at: http://ir.wexinc.com/phoenix.zhtml?c=186699&p=irol-govhighlights.
In the first quarter of each fiscal year, the Committee reviews the Board’s assessment of the CEO's performance with the CEO and reviews the Company's results for the prior year. In addition, the Committee approves the following, as explained below:
•changes to executive base salaries and incentive targets, if any, for the current year;
•STIP payout, if any, for the previous fiscal year;
•STIP design and targets for the current fiscal year;
•vesting of performance-based restricted stock units granted under the LTIP, if any, for previous years; and
•LTIP metrics, targets and grants for the current fiscal year.
Agenda items for the second quarter vary each year but always include a review of Company performance and progress toward the achievement of incentive plan targets. Typically, this also includes a retrospective assessment of the senior executive pay versus performance relationship.
The Committee generally conducts its annual review of executive compensation in the third or fourth quarter of each year. The Committee is provided a report from its independent compensation consultant who compares the compensation of Company executives to a peer group of companies and survey data and provides recommendations for compensation actions.
In the final quarter of each fiscal year, management generally presents the Committee with recommended executive compensation changes for each element of compensation.
The design of the STIP and LTIP is typically discussed over multiple meetings prior to the actual approval of the plans in the first quarter of each year. The discussions generally focus on the metrics to be utilized, the difficulty of the performance goals and the weightings for each metric. Other items that are addressed on an annual basis include a review of the Committee's charter, compliance with executive and director stock ownership guidelines, market trends, and a compensation-related risk assessment.
The Compensation Committee has delegated to a subcommittee (i) its responsibility under the Company's 2010 Equity Incentive Plan with respect to the approval of acquisitions and dispositions of Company securities by officers and directors of the Company for purposes of Section 16(b) of the Exchange Act and (ii) its authority to approve performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code. The members of the subcommittee are Jack VanWoerkom, Shikhar Ghosh and Reggie Sommer each of whom satisfies the requirements of a “non-employee director” for purposes of Section 16 of the Exchange Act and an "outside director" for purposes of Section 162(m) of the Code.

Executive Management. Our SVP and General Counsel, acting under the supervision of the CEO and working with members of our Human Resources, Legal and Finance departments, is responsible for coordinating and overseeing the implementation of executive compensation with the SVP, Human Resources, and discussing significant proposals or topics impacting executive compensation at WEX with the Committee. This includes development of compensation recommendations, in accordance with the compensation philosophy and policies more fully described elsewhere in this CD&A. The following members of management are generally invited to and attend Committee meetings: the CEO; CFO; SVP and General Counsel; SVP, Human Resources; and, VP, Corporate Securities Counsel.

The Committee has exclusive authority for approving the compensation of the CEO and the other NEOs. The CEO meets with the Committee and the compensation consultant to discuss company and individual performance objectives and outcomes, and review compensation recommendations for executive officers directly reporting to her, including the other NEOs. Thereafter, the Committee meets privately with its independent compensation consultant to review and determine compensation of our CEO. In addition, the Committee sets the targets each year for compensation plan performance for our officers; management provides input and recommendations with respect to such targets, as well as information and analyses, as requested by the Committee.

Independent Compensation Consultant. The Committee has the authority to retain and terminate a compensation consultant, and to approve the consultant’s fees and all other terms of such engagement. During 2016, the Committee continued to directly retain Compensation Advisory Partners LLC ("CAP") as its independent compensation consultant. The scope of the work done by CAP for the Committee at its direction included:

•	Preparing analyses and recommendations to inform the Committee’s decisions related to executive and director compensation;

•	Providing updates on market trends and the regulatory environment, as they relate to executive and director compensation;

•	Reviewing and commenting on management proposals presented to the Committee; and

•	Working with the Committee to validate the pay-for-performance relationship, and support alignment with stockholders.
The Committee assessed the independence of CAP pursuant to SEC and NYSE rules, and concluded that no conflict of interest exists that would prevent CAP from providing independent advice to the Committee. CAP will not perform other services for WEX without the consent of the Chair of the Committee. CAP meets with the Committee Chair and the Committee outside the presence of management. In addition, CAP participates in all of the Committee’s meetings and, when requested by the Committee Chair, in preparatory meetings and executive sessions.
Total Compensation - Objectives and Philosophy
Objectives. Our compensation programs are designed and administered to balance the achievement of near-term operational results and long-term growth goals with the ultimate objective of increasing long-term stockholder value. The principal elements of an executive’s total compensation consist of: base salary, annual cash bonus, and long-term incentives.
Compensation Philosophy. Generally, we target total direct compensation (salary, annual bonus and long-term incentives) within a competitive range of the market median. Sustained performance may be recognized in individual pay components. Pay may vary above or below target based on actual performance outcomes. Variations in total direct compensation among the NEOs reflect differences in competitive pay for their respective positions as well as the size and complexity of the business units or functions they oversee, the performance of those business units or functions, and individual performance.
2016 Total Direct Compensation
We structure NEO total direct compensation so that the majority is delivered in the form of equity awards, in order to provide incentives to work towards long-term top and bottom line growth that will enhance stockholder returns and to align our NEOs' compensation directly with our stockholders' interests. We also structure NEOs’ cash compensation so that a significant portion is at risk under the company’s short-term incentive plan, payable primarily based on enterprise and business unit results, and to a lesser degree based on individual performance. We further detail each component of total direct compensation below.

Base Salary.  We review base salaries annually, but we do not necessarily award salary increases each year. In determining base salary levels for executive officers, the Committee considers the following qualitative and quantitative factors: job level and responsibilities, relevant experience, individual performance, recent corporate and business unit performance, internal equity, and our objective of paying competitive total direct compensation if performance is met. From time to time base salaries may be adjusted other than as a result of an annual review, in order to address competitive pressures or in connection with a promotion. Year-end NEO salaries were as follows:

Name	NEOs Base Salary			Rationale for Increase
	2015	2016	% Increase (2015-2016)
Smith, Melissa D. CEO & President	$565,000	$700,000	24%	Market-based adjustment; below median
Simon, Roberto R. SVP & CFO	$—	$500,000	—%	New Hire in 2016
Young, Jeff A. SVP and GM, WEX Health	$—	$450,000	—%	Not a NEO in 2015
Hogan, George W. SVP, International	$308,000	$325,000	6%	Market-based adjustment; below median
Janosick, Kenneth W. SVP and GM, Global Fleet Direct	$310,000	$325,000	5%	Market-based adjustment; below median
Short-Term Incentive Plan ("STIP").  Our Annual Incentive Plan, structured under the 2015 Section 162(m) Performance Incentive Plan ("PIP"), is designed to motivate our NEOs to drive profitable company growth, while diversifying Company revenues, by measuring the NEOs performance against our plans at the corporate and business unit level, with the potential for individual adjustment for NEOs as described below. The PIP was approved by our stockholders in 2015 and is designed to give us flexibility to potentially maximize the tax deductibility of certain incentives as performance-based awards under Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)"), as further described below under the “Tax and Accounting Considerations” section.
We establish a cash bonus target for each executive officer based upon their position within the company, responsibility and competitive cash bonus opportunities for similar positions at other companies. Final actual payouts may range from 0% to 200% of the target bonus opportunity based on actual performance outcomes. The following tables describe 2016 NEO performance goals, results for each component of the bonus, and the actual cash bonus award for each NEO.

Weighting by NEO
Corporate Goals	M. Smith	R. Simon	J. Young	G. Hogan	K. Janosick
Corporate Financial Goals
Corporate PPG Adjusted Revenue	50%	50%	20%	20%	20%
Corporate Operating Income	50%	50%	20%	20%	20%
Business Unit Financial Goals
Fleet PPG Adjusted Revenue	—	—	—	—	25%
Fleet Operating Income	—	—	—	—	35%
Healthcare Revenue	—	—	35%	—	—
Healthcare Operating Income	—	—	25%	—	—
International PPG Adjusted Revenue	—	—	—	35%	—
International Operating Income	—	—	—	25%	—
STIP payout as a percentage of target based on 2016 performance	122.7%	122.7%	120.8%	104.7%	150.9%

	Performance Goals
Company Goals	Threshold (50% payout)	Target Performance Goal (100% payout)	Maximum (200% payout)	Strategic Objective Weight	Actual Performance	Payout based on Actual 2016 Performance
PPG Adjusted Revenue(1)	$858,200,000	$905,700,000	$951,000,000	50%	$911,059,000	111.8%
Operating Income(2)	$223,600,000	$298,100,000	$357,700,000	50%	$318,177,000	133.6%
Weighted Average Payout						122.7%

(1) PPG Adjusted Revenue means 2016 revenue as reported in the Form 10-K filing reporting the Company's results for the performance period adjusted for the difference between 2016 reported fuel prices and Board-approved, budgeted 2016 fuel price assumptions. The results were further adjusted for: acquisition and divestiture related items; unbudgeted pricing changes; and, unbudgeted accounting reclassifications.
(2) Operating Income means 2016 operating income as reported in the Form 10-K filing reporting the Company's results for the performance period adjusted for: acquisition and divestiture-related items; stock-based compensation; restructuring and other costs; a vendor settlement; and, acquisition and divestiture related items.

The funded STIP payout, based on the financial metrics and pre-set goals described above, may be adjusted for each NEO (excluding the CEO) through an individual performance modifier, down to 75% or up to 125%, with no payout greater than 200% of target. The adjustment is made based on an assessment of performance versus pre-defined, often quantitative individual goals. The modifier, across our executive leadership team, is intended to generally function within the “pool” of STIP-funded dollars (0-200% of target) that is determined based on the financial metrics listed above. The pre-definited goals, which are generally quantitative, used to determine individual modifiers for the NEOs were based on the following criteria:

•	Roberto Simon: Investor outreach, exposure to and management of foreign exchange rates, as well as general leadership competencies

•	Jeff Young: Benaissance integration plan and performance, WEX Health strategy and integration execution, as well as general leadership competencies

•	George Hogan: New business development, system development, European strategy advancement, as well as general leadership competencies

•	Kenneth Janosick: Revenue per transaction growth, global fleet roadmap, mobile strategy, EFS synergies, as well as general leadership competencies

Our CEO makes individual modifier recommendations to our Committee for all of the other NEOs, for consideration and approval by the Committee. With respect to the 2016 individual performance modifiers outlined below, our CEO considered the following generally quantitative accomplishments during 2016:

•
Roberto Simon: As a result of Ms. Smith’s overall assessment of Mr. Simon’s success against his pre-defined individual goals, which included strategic planning, profitability and infrastructure initiatives, a positive individual modifier (of +5%) was recommended by Ms. Smith for Mr. Simon, as shown in the chart below.

•	Jeff Young: No modifier was applied in the case of Mr. Young.

•
George Hogan: As a result of Ms. Smith’s overall assessment of Mr. Hogan’s successes against his pre-defined individual goals, especially with regard to new business and profitability initiatives, a downward individual modifier (of -10%) was recommended by Ms. Smith for Mr. Hogan, as shown in the chart below.

•
Kenneth Janosick: As a result of Ms. Smith’s overall assessment of Mr. Janosick’s successes against his pre-defined individual goals, especially with regard to his leadership of pricing modernization initiatives, a positive individual modifier (of +5%) was recommended by Ms. Smith for Mr. Janosick, as shown in the chart below.

As stated above, the individual modifier, across our executive leadership team, is intended to generally function within the “pool” of STIP funded dollars (0-200% of target) that is determined based on the financial metrics listed above. Therefore, while no individual modifier, a positive individual modifier, or a downward individual modifier was applied across the NEO group, other members of the executive leadership team also received individual modifiers to generally balance total incentive spend against STIP funded dollars.

Name	2016 FYE Salary	Bonus Eligible Compen-sation	Threshold	Target	Maximum	Payout based on 2016 Corporate Performance	Individual Performance Modifier	Actual 2016 STIP Award Earned
M. Smith	$700,000	$674,039	$393,558	$787,115	$1,574,231	122.7%	n/a	$965,791
R. Simon	$500,000	$423,077	$158,654	$317,308	$634,615	122.7%	5%	$408,803
J. Young	$450,000	$450,000	$150,750	$301,500	$603,000	120.8%	—%	$364,212
G. Hogan	$325,000	$321,731	$106,683	$213,365	$426,731	104.7%	(10)%	$201,055
K. Janosick	$325,000	$322,115	$105,288	$210,577	$421,154	150.9%	5%	$333,649
Long-Term Incentive Compensation. The Company provides long-term equity-based incentives through the long-term incentive plan (“LTIP”). Grants under the LTIP were provided through a mix of PSUs, which vest from 0% to 200% based on the achievement of multi-year performance goals, subject to further service-based vesting described below, stock options which have no value absent stock price appreciation and encourage stockholder value creation over a long-term (10 year) time horizon, and RSUs, which vest based on the passage of time and fluctuate in value based on changes in our stock price. PSUs, stock options and RSUs generally vest over a three year period of employment.
We aim to provide long-term awards such that together with cash compensation, target total direct compensation is within a competitive range of the market median. Compensation is intended to vary based on company and individual performance outcomes. The Committee bases individual award levels on comparative market data for the executive’s position, award levels of comparably-situated executives, and an assessment of individual potential and performance. In making awards to any individual, the Committee does not consider his or her gains made, or failure to achieve gains, on prior restricted stock, stock option or performance stock unit awards.
NEO equity grants were 60% PSUs, 20% stock options and 20% RSUs for our non-CEO NEOs; the mix for our CEO was: 60% PSUs, 25% stock options and 15% RSUs. Our program balances mid-term (PSUs) and long-term (stock options) goals and stockholder valuation creation, with key employee motivation and retention.

2016 LTIP. The 2016 LTIP was designed to support our multi-year strategic plan and reward each of the NEOs for their contribution to the achievement of plan goals during the two-year period from January 1, 2016 to December 31, 2017. The change to a two year period more closely aligns the performance measures used in the LTIP with the Company's overall strategic vision. As the performance period is incomplete, payout is not yet known. Payout and targets will be disclosed in the 2018 proxy statement, retrospectively, once the performance period is complete.

2014 Growth Grant. The 2014 Growth Grant was designed to support our long-term strategic plan and reward for the achievement of plan goals from 2014 through 2016; i.e., over a three-year performance period. The 2014 Growth Grant included only PSUs. The PSUs vested in March 2017 based on performance against the 2016 performance targets.
Final overall payout was 120% of the targeted number of PSUs; the following table illustrates performance objectives and actual results that led to this payout factor:

			Target
			Performance		Actual
Company Goals	Weight	Threshold	Goal	Maximum	Result
2016 Reported Adjusted Net Income(1)	40%	$230M	$290M	$350M	$189.2M
2016 PPG Adjusted Revenue(2)	60%	$900M	$1,025M	$1,150M	$1,178.6M

(1) Adjusted Net Income means: Adjusted Net Income as reported in the Corporation’s Form 10-K filing reporting the Corporation’s results for the performance period (the “10-K ANI”). Notwithstanding the foregoing, in order to determine the level of performance for purposes of this Program, the Compensation Committee may exercise discretion to adjust the 10-K ANI by any or all of the following items (if any): losses from discontinued operations; the cumulative effects of changes in Generally Accepted Accounting Principles; any one-time charge or dilution resulting from any acquisition or divestiture; the effect of changes to our effective federal or state tax rates, extraordinary items of loss or expense; and, any other unusual or nonrecurring items of loss or expense, including restructuring charges.
(2) PPG Adjusted Revenue means 2016 revenue as reported in the Form 10-K filing reporting the Company's results for the performance period adjusted for the difference between 2016 reported fuel prices and Board-approved, budgeted 2014 fuel price assumptions.

International Assignment Bonus. In 2016, the Company requested that Mr. Hogan oversee the Company's operations in New Zealand for a six month period during a key phase of IT system development, while continuing to manage his responsibilities for general, international business operations. In recognition of Mr. Hogan's extended overseas' assignment to the Company's New Zealand office for a prolonged period of time and in consideration of the related time and extensive travel requirements, the Compensation Committee authorized a one-time payment of $200,000 to Mr. Hogan.
Peer Group
We have created a compensation structure that focuses on the median of our selected peer companies, but also allows total target compensation to vary to reflect considerations, such as company performance, individual experience, job responsibilities and other individual performance factors.
A key element of this process is selecting a relevant peer group against which we compare our elements of pay. The Committee reviews and determines the composition of our peer group, considering input from its independent compensation consultant. For 2016, our peer group consisted of the 11 companies shown below, whose aggregate profile was comparable to WEX in terms of size, industry and competition for executive talent.

2016 Peer Group
Cardtronics Inc.	Heartland Payment Systems, Inc.(1)
CSG Systems International Inc.	Jack Henry & Associates Inc.
Euronet Worldwide Inc	Total System Services, Inc.
EVERTEC, Inc	Vantiv, Inc.
FleetCor technologies, Inc.	VeriFone Systems, Inc.
Global Payments Inc.

(1)	In April 2016 Global Payments Inc. acquired Heartland Payment Systems, Inc.

	WEX ($millions)	Peer Median ($millions)
Market Capitalization (at 12/31/2016)	$4,769	$5,358
2016 EBITDA Margin	29%	24%
2016 Revenue	$1,018	$1,895
3-Year Revenue Growth	42%	41%

For certain NEOs, data relating to the peer group is supplemented with functional data from two general executive compensation surveys conducted by national compensation consulting firms: Mercer Executive Survey and Radford Global Technology Survey - US. With respect to these surveys, the identity of the individual companies comprising the survey data is not considered by the Committee in its evaluation process. Peer group data and other information provided to the Committee were considered in setting target compensation levels for our NEOs. For purposes of defining the market for each individual role, the Committee used the peer group data for the CEO and CFO; for the other NEOs, the Committee supplemented peer group data with the survey data described above.

During 2016, on average, target total direct compensation of our NEOs was positioned within a competitive range of the market median. Adjustments are typically made when we believe that there is a market-based gap and/or as warranted by individual performance.

Strong Say on Pay Support and Stockholder Engagement
We have adopted a policy of conducting an annual advisory vote on executive compensation. While this vote is not binding on us, our Board of Directors and the Committee value the opinions of our stockholders. At our 2016 Annual Stockholders Meeting, approximately 98.6% of votes cast supported WEX’s executive compensation program. We received a similar level of stockholder support in 2015, 2014 and in 2013. Management and the Compensation Committee reviewed our stockholders’ affirmative 2016 Say on Pay vote and believe it to be a strong indication of support for WEX’s executive compensation program and practices.
In addition to our annual advisory vote on executive compensation, we are committed to ongoing engagement with our stockholders. These engagement efforts take place throughout the year through meetings, telephone calls and correspondence involving our senior management and representatives of our stockholders.
Changes for 2017
Though encouraged by strong stockholder support for our compensation program, exhibited through our Say on Pay vote results (98.6% support in 2016), we refined our executive compensation program for 2017. The changes - outlined below - are intended to support our business strategy, as well as to enhance alignment with longer-term value creation for stockholders, taking into account views of various internal and external stakeholders.

Changes We've Made For 2017	Rationale
Short Term Incentive Plan ("STIP")
w Changed corporate financial performance metrics and weightings to 40% Company Net Revenue Adjusted for PPG and FX and 60% Operating Income Adjusted for PPG and FX
w In determining corporate financial goals, the Committee considered the board-approved strategic plan, management input, investor voting policies and stockholder feedback
w Operating Income goals evaluate annual performance excluding the impact of tax (among other items), which is taken into account - on a multi-year basis - in the PSU program

Long Term Incentive Plan ("LTIP")
w For 2017 long-term incentive awards, extended PSU performance period from two to three years	w Changes support a longer-term focus on company goals and planning
w Modified PSU vesting from 50% after year two and 50% after year three, assuming performance thresholds were attained, to 100% after year three, assuming performance thresholds are attained

Other Compensation Program and Governance Features.
Compensation Risk Analysis. In 2016, the Committee was presented and reviewed the conclusions of a risk assessment of our compensation policies and practices covering employee groups, which is conducted annually by representatives from Human Resources working with the Committee’s independent consultant. The Committee evaluated the levels of risk-taking that potentially could be encouraged by our compensation arrangements, taking into account the arrangements’ risk-mitigation features, to determine whether they are appropriate in the context of our strategic plan and annual budget, our overall compensation arrangements, our compensation objectives and the Company’s overall risk profile. We have concluded that WEX has an executive compensation program that balances competitive compensation with performance incentives and does not use compensation policies or practices - across employee groups - that could create risks that are reasonably likely to have a material adverse effect on the Company. Select identified risk-mitigation features with respect to our NEOs include the following:

•	A competitive base salary, which provides executives with ongoing income;

•	Rigorous budget and goal setting processes that involve multiple levels of review;

•	Independent oversight of incentive program design and payouts;

•	Use of common performance metrics;

•	Different performance-measurement and time-based vesting requirements between our short-term and long-term incentive programs;

•	Robust stock ownership guidelines and anti-hedging policy; and

•	Committee approval for all Section 16 Executive Officer compensation.

Tax Deductibility of Compensation. Section 162(m) generally limits the deductibility of compensation paid to our NEOs (excluding the CFO) to $1 million during any fiscal year unless such compensation is "performance-based." In general, we seek to structure incentive compensation arrangements in a manner that complies with these tax rules. The Committee reserves the right to pay compensation that may exceed the limits on tax deductibility or not satisfy the performance-based award exception, such as time-based restricted stock units, if it determines doing so is in our and our stockholders’ best interests.

Under the 2015 Section 162(m) Performance Incentive Plan ("PIP"), our NEOs’ 2016 annual incentive awards were initially funded under a performance formula of 6% of WEX’s Adjusted Net Income, with a maximum defined for each participant. These amounts were subject to the Committee’s exercise of negative discretion, as described in the short-term incentive plan section above.

Accounting Implications. In designing our compensation and benefit programs, the Committee reviews and considers the accounting implications of its decisions, including the accounting treatment of amounts awarded or paid to our executives.

Executive Stock Ownership Guidelines. In order to further align the interests of management and stockholders, we maintain stock ownership guidelines for our executives. The guidelines require that executives attain a specified level of ownership of shares of the company’s common stock equal in value to a multiple of base salary within the later of five years of the executive’s appointment to their role or the applicability of these guidelines:

2016 Guidelines
Role	Multiple of Base Salary
Chief Executive Officer	5.0x
Executive Vice Presidents and Senior Vice Presidents	3.0x
Vice Presidents	1.0x

Until the minimum level of ownership is achieved, executives must retain, net after tax, 50% of any earned PSUs upon vesting, any RSUs upon vesting, and/or any stock options upon exercise.

The Compensation Committee reviews the ownership level for covered executives each year. As of the 2016 measurement of ownership, all NEOs were in compliance with the guidelines. "Equity," for the purposes of executive ownership guidelines, includes shares of our common stock owned directly or indirectly and ownership interests in the WEX Common Stock Fund held in the Company's 401(k) Plan, as well as 50% percent of unvested time-based RSU awards. Stock options and unearned, unvested PSUs are not counted.
Anti-Hedging Policy. As part of our insider trading policy, our directors and executive officers are prohibited from engaging in any hedging or monetization transactions of our common stock, including through the use of financial instruments such as short sales "against the box" and purchases or sales of puts, calls, or other "derivative securities" involving the Company’s stock.
Compensation Recovery. Under the Sarbanes-Oxley Act, in the event of misconduct that results in a financial restatement that would have reduced previously paid incentive compensation, we can recoup the amount of any improper payments from our Chief Executive Officer and Chief Financial Officer. In addition, we intend to implement a clawback policy in accordance with the requirements of the Dodd-Frank Act and the regulations that will be issued under that Act. We have elected to defer adoption of a clawback policy until the SEC issues guidance as to the required elements of such a policy to ensure that we are able to implement a single fully compliant policy at one time, rather than implementing a policy that may require significant modifications after the SEC regulations are issued.
Benefits and Perquisites. We provide competitive benefits to attract and retain high performing associates at all levels. This includes a health and welfare benefits package and a 401(k) plan.
Nonqualified Deferred Compensation. The Company administers an Executive Deferred Compensation Plan, or EDCP, that provides each of the executive officers with the opportunity to defer up to 80 percent of base salary and/or up to 98 percent of short-term incentive compensation. The Company provides a match of up to 6 percent of the participant’s short-term incentive compensation deferred into the EDCP. Investment income on contributions and Company match is accrued for participants to reflect performance of investment funds identified by each participant during their annual election period. The investment funds and their performance used to calculate earnings in the EDCP generally mirror those used in the 401(k) Plan.
Each of the NEOs serving in his or her role at the time of election, with the exception of Messrs. Janosick and Young, who was eligible to participate chose to defer a portion of his or her 2016 short term incentive compensation into the EDCP in 2017.
Prior to our initial public offering, we offered the WEX Inc. Supplemental Investment and Savings Plan, or SERP, which allowed participants to defer compensation. The SERP was frozen to new contributions on December 31, 2004. Ms. Smith has a balance in this plan, which continues to earn investment returns based on the funds she selects from an available menu. We believe these investment returns are market competitive for the type of funds offered; there is no preferential interest earned in either the EDCP or SERP accounts. No other executive officers participated in the SERP when it was an active plan.

COMPENSATION COMMITTEE REPORT
The Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis ("CD&A") with management. Based on our review and discussions with management, we recommended to the Board of Directors that the CD&A be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2016.
THE COMPENSATION COMMITTEE

Jack VanWoerkom (Chair)
Shikhar Ghosh
James Neary
Regina O. Sommer

2016 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Melissa D. Smith	2016	$674,039	$—	$1,895,106	$631,727	$965,791	$4,383	$39,961	$4,211,007
President and Chief Executive Officer	2015	$578,317	$—	$1,331,217	$443,742	$451,745	$653	$48,315	$2,853,989
	2014	$515,048	$—	$3,392,039	$—	$545,318	$7,441	$39,957	$4,499,803

Steven A. Elder	2016	$286,538	$—	$159,958	$39,993	$138,863	$—	$24,992	$650,344
Senior Vice President and Chief Financial Officer	2015	$347,885	$—	$159,983	$39,971	$151,539	$—	$26,343	$725,721
	2014	$330,192	$—	$1,180,145	$—	$174,051	$—	$27,764	$1,712,152

Roberto Simon	2016	$423,077	$—	$2,049,892	$199,989	$408,803	$—	$69,112	$3,150,873
Chief Financial Officer	2015	$—	$—	$—	$—	$—	$—	$—	$—
	2014	$—	$—	$—	$—	$—	$—	$—	$—

Jeffrey Young	2016	$432,693	$—	$1,199,920	$49,978	$364,212	$—	$13,500	$2,060,303
Senior Vice President & General Manager, WEX Health	2015	$—	$—	$—	$—	$—	$—	$—	$—
	2014	$—	$—	$—	$—	$—	$—	$—	$—

George W. Hogan	2016	$321,731	$200,000	$499,947	$124,997	$201,055	$—	$22,036	$1,369,766
Senior Vice President, International	2015	$318,308	$50,000	$280,021	$69,975	$141,176	$—	$21,344	$880,824
	2014	$297,832	$—	$1,006,434	$—	$180,242	$—	$21,186	$1,505,694

Kenneth Janosick	2016	$322,115	$—	$499,947	$124,997	$333,649	$—	$14,058	$1,294,766
Senior Vice President and General Manager Global Fleet Direct	2015	$320,000	$—	$280,021	$69,975	$123,172	$—	$13,984	$807,152
	2014	$—	$—	$—	$—	$—	$—	$—	$—

(1)	Includes amounts that may be contributed by each named executive officer on a pre-tax basis to the company's 401(k) plan and EDCP.
(2)
The amounts shown in this column represent the aggregate grant date fair value of stock awards made during 2016, 2015, and 2014, respectively, calculated in accordance with FASB ASC Topic 718, assuming performance at target. Assumptions used in the calculation of these amounts are included in the Company's audited financial statements for the fiscal years ended December 31, 2016, 2015, and 2014, included in the Company's Annual Reports on Form 10-K filed with the Securities and Exchange Commission on March 6, 2017, February 26, 2016, and February 26, 2015, respectively. For PSUs, these amounts reflect the grant date fair value of such awards based upon the probable outcome at the time of grant. The value of the 2016 PSU awards at the grant date assuming that the highest level of performance conditions were achieved would be $3,032,262, $239,938, $1,199,997, $2,299,942, $749,921, and $124,997 for Ms. Smith, Mr. Elder, Mr. Simon, Mr. Young, Mr. Hogan, and Mr. Janosick respectively. The value of the 2015 PSU awards at the grant date assuming that the highest level of performance conditions were achieved would be $2,129,988, $239,870, $419,980, and $419,980 for Ms. Smith, Mr. Elder, Mr. Hogan, and Mr. Janosick respectively. The value of the 2014 PSU awards at the grant date assuming that the highest level of performance conditions were achieved would be $5,784,015, $2,000,297, and $1,752,863 for Ms. Smith, Mr. Elder, and Mr. Hogan respectively.

(3)
The amounts shown in this column represent the aggregate grant date fair value of option awards made during 2016 and 2015, respectively, calculated in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in the Company's audited financial statements for the fiscal years ended December 31, 2016 and 2015, included in the Company's Annual Reports on Form 10-K filed with the Securities and Exchange Commission on March 6, 2017 and February 26, 2016, respectively.

(4)
The amounts shown reflect the cash incentive awarded in March 2017 for 2016 STIP results, March 2016 for 2015 STIP results, and March 2015 for 2014 STIP results, respectively and include amounts contributed by each named executive officer on a pre-tax basis to the Company's EDCP.

(5)	The amounts shown reflect Supplemental Investment & Savings Plan earnings.
(6)	The following table describes the elements that are represented in the "All Other Compensation" column for 2016:

ALL OTHER COMPENSATION

Name	401(k) or Other Retirement Plan Employer Match ($)	EDCP Employer Match ($)	Other ($)	Total ($)
Melissa D. Smith	$15,567	$24,394	$—	$39,961
Steven A. Elder	$15,900	$9,092	$—	$24,992
Roberto Simon(1)	$—	$—	$69,112	$69,112
Jeffrey Young	$13,500	$—	$—	$13,500
George W. Hogan	$13,565	$8,471	$—	$22,036
Kenneth Janosick	$14,058	$—	$—	$14,058

(1)	Represents Mr. Simon's relocation expenses paid at the time he joined the Company.

2016 GRANTS OF PLAN-BASED AWARDS
The following table represents all plan-based awards granted to the named executive officers in 2016:

Name	Type of Award(1)	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards						Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
				Threshold ($)		Target ($)		Maximum ($)		Threshold (#)	Target (#)	Maximum (#)
Melissa D. Smith	STIP	—		$393,558		$787,115		$1,574,231		—	—	—	—	—	$—	$—
	RSU	3/15/2016		$—		$—		$—		—	—	—	4,909	—	$—	$378,975
	PSU	3/15/2016	(3)	$—		$—		$—		9,819	19,639	39,278	—	—	$—	$1,516,131
	NQ	3/15/2016	(5)	$—		$—		$—		—	—	—	—	24,168	$77.20	$631,727
Steven A. Elder	STIP	—		$69,432		$138,863		$277,726		—	—	—	—	—	$—	$—
	RSU	3/15/2016		$—		$—		$—		—	—	—	518	—	$—	$39,990
	PSU	3/15/2016	(3)	$—		$—		$—		777	1,554	3,108	—	—	$—	$119,969
	NQ	3/15/2016	(5)	$—		$—		$—		—	—	—	—	1,530	$77.20	$39,993
Roberto Simon	STIP	—		$158,654		$317,308		$634,615		—	—	—	—	—	$—	$—
	RSU	3/15/2016		$—		$—		$—		—	—	—	18,781	—	$—	$1,449,893
	PSU	3/15/2016	(3)	$—		$—		$—		3,886	7,772	15,544	—	—	$—	$599,998
	NQ	3/15/2016	(5)	$—		$—		$—		—	—	—	—	7,651	$77.20	$199,989
Jeffrey Young	STIP	—		$150,750		$301,500		$603,000		—	—	—	—	—	$—	$—
	RSU	3/15/2016		$—		$—		$—		—	—	—	647	—	$—	$49,948
	PSU	3/15/2016	(3)	$—		$—		$—		971	1,943	3,886	—	—	$—	$150,000
	PSU	3/15/2016	(4)	$—	—	$—	—	$—	6,476	6,476	12,953	25,906	—	—	$—	$999,972
	NQ	3/15/2016	(5)	$—		$—		$—		—	—	—	—	1,912	$77.20	$49,978
George Hogan	STIP	—		$106,683		$213,365		$426,731		—	—	—	—	—	$—	$—
	RSU	3/15/2016		$—		$—		$—		—	—	—	1,619	—	$—	$124,987
	PSU	3/15/2016	(3)	$—		$—		$—		2,428	4,857	9,714	—	—	$—	$374,960
	NQ	3/15/2016	(5)	$—		$—		$—		—	—	—	—	4,782	$77.20	$124,997
Kenneth Janosick	STIP	—		$105,288		$210,577		$421,154		—	—	—	—	—	$—	$—
	RSU	3/15/2016		$—		$—		$—		—	—	—	1,619	—	$—	$124,987
	PSU	3/15/2016	(3)	$—		$—		$—		2,428	4,857	9,714	—	—	$—	$374,960
	NQ	3/15/2016	(5)	$—		$—		$—		—	—	—	—	4,782	$77.20	$124,997

(1)	All awards are granted under our 2010 Equity and Incentive Plan.
(2)
RSUs granted on March 15, 2016 vest over 3 years at a rate of one third of the total award per year beginning on the first anniversary of the grant date. The number of RSUs received by each named executive officer was determined by dividing the total award amount granted by the fair market value of our common stock on the date of grant.

(3)
PSUs granted on March 15, 2016 under the 2016 LTIP may convert to RSUs based on the achievement of predetermined performance goals for the Company's Adjusted Net Income per share and Non-Fuel Sensitive Revenue over 2016 and 2017. Once converted to RSUs, these vest at fifty percent of the total award on the second anniversary of the grant date and fifty percent of the total award on the third anniversary of the grant date.

(4)
PSUs granted to Mr. Young on March 15, 2016 as part of a special incentive grant may convert to RSUs based on the achievement of predetermined performance goals for 2018 of the revenue and operating income of its WEX Health business. Once converted to RSUs, these vest in full on the third anniversary of the grant date.

(5)
Non-qualified stock options granted on March 15, 2016 vest over 3 years at a rate of one third of the total award per year beginning on the first anniversary of the grant date. The number of non-qualified stock options received by each named executive officer was determined by dividing the total award amount granted by the Black-Scholes calculated value on the date of grant.

OUTSTANDING EQUITY AWARDS AT 2016 FISCAL YEAR END
The following table represents stock options and unvested stock units held by each of the named executive officers as of December 31, 2016.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Melissa D. Smith	4,329	8,671	—	$103.75	3/15/2025	16,532	$1,844,971	43,533	$4,858,283
	—	24,168	—	$77.20	3/15/2026	—	$—	—	$—
Steven A. Elder	389	782	—	$103.75	3/15/2025	3,108	$346,853	9,699	$1,082,408
	—	1,530	—	$77.20	3/15/2026	—	$—	—	$—
Roberto Simon	—	—	—	$—	—	18,781	$2,095,960	7,772	$867,355
	—	7,651	—	$77.20	3/15/2026	—	$—	—	$—
Jeffrey Young	—	—	—	$—	—	647	$72,205	17,305	$1,931,238
	—	1,912	—	$77.20	3/15/2026	—	$—	—	$—
George W. Hogan	682	1,368	—	$103.75	3/15/2025	4,334	$483,674	12,459	$1,390,424
	—	4,782	—	$77.20	3/15/2026	—	$—	—	$—
Kenneth Janosick	682	1,368	—	$103.75	3/15/2025	4,334	$483,674	12,459	$1,390,424
	—	4,782	—	$77.20	3/15/2026	—	$—	—	$—

(1)	Vests at a rate of one third of the total award per year beginning on the first anniversary of the grant date.
(2)	The following table shows the number of RSUs, by grant date, which have not yet vested as of December 31, 2016:

Name	March 15, 2014 (#)	March 15, 2015 (#)	March 15, 2016 (#)	Total (#)
Melissa D. Smith	4,915	6,708	4,909	16,532
Steven A. Elder	1,770	820	518	3,108
Roberto Simon	—	—	18,781	18,781
Jeffrey Young	—	—	647	647
George W. Hogan	1,279	1,436	1,619	4,334
Kenneth Janosick	1,279	1,436	1,619	4,334

Grant Date	Stock Award Vesting Schedule
March 15, 2014	Vests at a rate of one third of the total award per year beginning on the first anniversary of the grant date
March 15, 2015	Vests at a rate of one third of the total award per year beginning on the first anniversary of the grant date
March 15, 2016	Vests at a rate of one third of the total award per year beginning on the first anniversary of the grant date

(3)	Reflects the value as calculated based on the closing price of the Company's common stock ($111.60) on December 30, 2016.
(4)
These amounts represent the number of PSU's granted assuming target performance conditions are met. The following table shows the PSU's, by grant date, where achievement of the target performance conditions have not yet been determined as of December 31, 2016:

Name	Growth Grant March 15, 2014 (#)	Growth Grant March 15, 2015 (#)	Annual Grant March 15, 2016 (#)	Special Incentive Grant March 15, 2016 (#)		Total (#)
Melissa D. Smith	23,894	—	19,639	—		43,533
Steven A. Elder	8,145	—	1,554	—		9,699
Roberto Simon	—	—	7,772	—		7,772
Jeffrey Young	—	2,409	1,943	12,953	(a)	17,305
George W. Hogan	7,602	—	4,857	—		12,459
Kenneth Janosick	7,602	—	4,857	—		12,459
The Growth Grant PSUs, granted on March 15, 2014, converted to RSUs during the company's first quarter of 2017, at 120% of target, based on the achievement of predetermined performance goals for the Company's PPG Adjusted Revenue and Adjusted Net Income for 2016.

Grant Date		Stock Award Vesting Schedule
March 15, 2014		Vests in full on the third anniversary of the grant date.
March 15, 2015		Vests in full on the second anniversary of the grant date.
March 15, 2016		Vests at fifty percent of the total award on each of the second and third anniversaries of the grant date.
March 15, 2016	(a)	Vests in full on the third anniversary of the grant date.

2016 OPTION EXERCISES AND STOCK VESTED
The following table represents stock options exercised and stock vested in 2016 by each of the named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Melissa D. Smith	5,910	$469,451	10,487	$821,342
Steven A. Elder	4,898	$423,187	3,799	$297,538
Roberto Simon	—	$—	—	$—
Jeffrey Young	—	$—	3,605	$282,344
George W. Hogan	—	$—	3,005	$235,352
Kenneth Janosick	—	$—	2,762	$216,320

2016 NONQUALIFIED DEFERRED COMPENSATION
The following table represents the amounts deferred by each of the named executive officers in the WEX Corporation Executive Deferred Compensation Plan, or EDCP, and the WEX Corporation Supplemental Investment & Savings Plan, or SERP. The SERP, which was frozen to new contributions on December 31, 2004, and EDCP are described in the Nonqualified Deferred Compensation section of the Compensation Discussion and Analysis.

Name	Plan	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Melissa D. Smith	SERP	$—	$—	$4,383	$—	$98,396	(4)
	EDCP	$96,579	$57,947	$6,893	$52,944	$503,350
Steven A. Elder	EDCP	$13,886	$8,332	$10,636	$26,927	$155,713
Roberto Simon	EDCP	$204,402	$24,528	$—	$—	$228,930
Jeffrey Young	EDCP	$—	$—	$—	$—	$—
George W. Hogan	EDCP	$100,527	$12,063	$6,225	$—	$783,088
Kenneth Janosick	EDCP	$—	$—	$—	$—	$—

(1)
Participant contributions to the WEX Corporation EDCP are matched on annual incentive compensation payments only. WEX matches the executives’ incentive compensation deferral up to a maximum of 6% of their total incentive compensation award.

(2)
Earnings on the SERP are not included in the Summary Compensation Table. The company does not pay above-market interest rates on the EDCP, and thus earnings on the EDCP are not included in the Summary Compensation Table.

(3)
Portions of the amounts shown in this column have been previously reported in the Salary, Non-Equity Incentive Plan Compensation and All Other Compensation columns of the Summary Compensation Table in previous years, as follows:

Name	Salary	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Melissa D. Smith	$—	$263,150	$224,518	$487,668
Steven A. Elder	$—	$91,711	$55,027	$146,738
Roberto Simon	$—	$204,402	$24,528	$228,930
Jeff Young	$—	$—	$—	$—
George W. Hogan	$59,566	$576,860	$70,824	$707,250
Kenneth W. Janosick	$—	$—	$—	$—

(4)	Includes the earnings and balance on December 31, 2016 of the SERP, which is explained in the Nonqualified Deferred Compensation section of the Compensation Discussion and Analysis.
During the year ended December 31, 2016, participants were given the opportunity to select among various funds in the SERP and EDCP. The table below shows the funds available to participants and their annual rate of return for the year ended December 31, 2016. The investment alternatives in the EDCP are the same as those available under our 401(k) plan with the exception of the BlackRock S&P 500 Index Fund. The comparable fund used in the 401(k), Merrill Lynch Equity Index

Trust Tier 13, is a collective trust and cannot be used in a non-qualified plan such as the EDCP.

Rate of Return
SERP
Principal Global Investors Core Plus Bond	(3.65)%
Principal Global Investors Balanced	5.24%
Columbus Circle Investors LargeCap Growth	(5.53)%
Principal Global Investors LargeCap Value	7.72%
Principal Global Investors MidCap	9.91%
Principal Global Investors Diversified International	(0.06)%
EDCP
The Oakmark Equity & Income Fund	10.97%
Deutsche Real Estate Securities Fund (A)	6.75%
American EuroPacific Growth Fund (R-4)	0.69%
Goldman Sachs Large Cap Value Fund	11.69%
Wells Fargo Stable Return Fund	1.53%
Oppenheimer Developing Markets Fund (A)	6.89%
PRIMECAP Odyssey Stock Fund	12.80%
Principal High Yield Fund	14.65%
MainStay Large Cap Growth Fund	(2.28)%
Northern Trust S&P 500 Index Fund	11.81%
AllianceBerstein Discovery Value Fund	24.73%
Northern Trust Extended Equity Market Index Fund	15.86%
Wells Fargo Discovery Fund	7.53%
Metropolitan West Total Return Bond Fund	2.46%
T. Rowe Price Retirement Balance Inv	6.49%
T. Rowe Price 2005 Retirement	6.72%
T. Rowe Price 2010 Retirement	7.11%
T. Rowe Price 2015 Retirement	7.31%
T. Rowe Price 2020 Retirement	7.41%
T. Rowe Price 2025 Retirement	7.55%
T. Rowe Price 2030 Retirement	7.69%
T. Rowe Price 2035 Retirement	7.64%
T. Rowe Price 2040 Retirement	7.63%
T. Rowe Price 2045 Retirement	7.69%
T. Rowe Price 2050 Retirement	7.71%
T. Rowe Price 2055 Retirement	7.73%
T. Rowe Price 2060 Retirement	7.63%
WEX Inc. Common Stock Fund	26.24%

EMPLOYMENT AGREEMENTS, SEVERANCE AND CHANGE IN CONTROL BENEFITS

The Company provides employment agreements, severance benefits and change of control benefits to attract and retain key executive officers. In the event, or threat, of a change of control transaction, these agreements reduce uncertainty and provide compensation for the significant levels of executive engagement and support required during an ownership transition that results in the termination of their employment. These agreements represent competitive severance and change of control benefits based upon the review by the Compensation Committee.
The Compensation Committee reviews these agreements annually to assess whether the total value to an executive remains at the level needed to attract and retain executives without being considered excessive in the opinion of the Compensation Committee.
The following provisions are in effect as of December 31, 2016:

	Ms. Smith	Mr. Simon	Mr. Hogan	Mr. Elder	Mr. Janosick	Mr. Young
Basic Severance Benefit (requires termination without cause or constructive discharge or resignation for good cause for Mr. Simon)
Severance Payment	1x (base salary plus target bonus payable in lump sum or payable over a 12 month period or a combination of both at Company's election)	1x (base salary plus prorata portion of bonus payable over a 12 month period)	1x (base salary)	0.5x (base salary)		1x (base salary payable throughout the year)
Accelerated Vesting of Equity	1 year	1 year(1)	None
Health Benefit Continuation	1 year		None			1 year
Change in Control (CiC)(2) Severance Benefit
Double Trigger: (requires CiC and loss of comparable position)
Severance Payment	2x (base salary plus target bonus payable in lump sum or payable over a 12 month period or a combination of both at Company's election)	2x (base salary plus target bonus payable in lump sum )	2x (base salary plus target bonus payable in lump sum or payable over a 12 month period or a combination of both at Company's election)	2x (base salary plus target bonus payable in lump sum or payable over a 12 month period or a combination of both at Company's election)	0.5x (base salary payable in lump sum)	1x (base salary payable throughout the year)
Accelerated Vesting of Equity	100%				100%(3)
Health Benefit Continuation	2 years				None	1 year
Other Agreements
Non-Compete(4)	2 years for without cause termination and constructive discharge with CiC; 1 year otherwise	1 year	2 years for without cause termination and constructive discharge with CiC; 1 year otherwise	2 years for CiC; 1 year for other scenarios	1 year
Non-Solicitation(5)
Non-Disparagement(6)
Non-Disclosure(7)	Indefinitely

(1)
The accelerated vesting of equity is in connection with "the New Hire RSU Award" only. No other equity awards shall accelerate in connection with either a 'Without Cause Termination' or a resignation for a 'Good Reason' of Mr. Simon, as described in the Severance and Restrictive Covenant Agreement, in the absence of Change in Control, except to the extent specifically provided otherwise in the applicable award agreement.

(2)
"Change in Control" means, in summary: (i) an acquisition of 50 percent or more of either the then-outstanding shares of common stock or the combined voting power of the then-outstanding voting securities excluding certain specified acquisitions; (ii) a change in the composition of the Board such that the individuals who constitute the Board at that point in time cease to constitute a majority of the Board; (iii) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of shares or assets of another Company excluding certain specified transactions; or (iv) the approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(3)
Upon a “Change in Control” of the Company, if the surviving entity does not agree to assume the obligations set forth in the Agreement, then the Award shall become immediately and fully vested, subject to any terms and conditions set forth in the Plan or imposed by the Committee.

(4)
Each of the executive officers has agreed to provisions which restrict the executive from performing any acts which advance the interests of any existing or prospective competitors of WEX during the period specified above.

(5)	Each of the executive officers has agreed to provisions which restrict the executive from soliciting customers or employees to terminate their relationship with the Company.
(6)
Each of the executive officers has agreed to provisions which restrict them from making any statements or performing any acts intended or reasonably calculated to advance the interest of any existing or prospective competitor or in any way to injure the interests of or disparage the Company.

(7)	Each of the executive officers has agreed to provisions which restrict the executive from disclosing confidential information as defined in the agreement.

POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT
The following chart shows the payments to each named executive officer which would be made as a result of possible termination scenarios assuming each had occurred on December 31, 2016.

Named Executive Officer	Voluntary Termination or Involuntary Termination For Cause ($)	Involuntary Termination Without Cause ($)	Change in Control With Termination ($)	Disability ($)	Death ($)
Melissa D. Smith
Acceleration of Equity Awards(1)	$—	$4,082,210	$7,636,683	$—	$7,636,683
Salary and Benefits Continuation	$—	$722,895	$1,445,790	$—	$—
Short Term Incentive Program	$—	$840,000	$1,680,000	$840,000	$840,000
Non-Qualified Plan(2)	$601,746	$601,746	$601,746	$601,746	$601,746
Total	$601,746	$6,246,851	$11,364,219	$1,441,746	$9,078,429
Steven A. Elder(3)
Acceleration of Equity Awards (1)	$—	$—	$1,491,086	$—	$1,491,086
Salary and Benefits Continuation	$—	$137,500	$590,381	$—	$—
Short Term Incentive Program	$—	$—	$192,500	$192,500	$192,500
Non-Qualified Plan(2)	$155,713	$155,713	$155,713	$155,713	$155,713
Total	$155,713	$293,213	$2,429,680	$348,213	$1,839,299
Roberto Simon
Acceleration of Equity Awards(1)	$—	$601,636	$3,226,509	$—	$3,226,509
Salary and Benefits Continuation	$—	$522,746	$1,045,493	$—	$—
Short Term Incentive Program	$—	$375,000	$750,000	$375,000	$375,000
Non-Qualified Plan(2)	$228,930	$228,930	$228,930	$228,930	$228,930
Total	$228,930	$1,728,312	$5,250,932	$603,930	$3,830,439
Jeff Young
Acceleration of Equity Awards(1)	$—	$—	$2,069,216	$—	$2,069,216
Salary and Benefits Continuation	$—	$457,222	$457,222	$225,000	$—
Short Term Incentive Program	$—	$—	$—	$301,500	$301,500
Non-Qualified Plan(2)	$—	$—	$—	$—	$—
Total	$—	$457,222	$2,526,438	$526,500	$2,370,716
George W. Hogan
Acceleration of Equity Awards(1)	$—	$—	$2,054,692	$—	$2,054,692
Salary and Benefits Continuation	$—	$325,000	$690,915	$—	$—
Short Term Incentive Program	$—	$—	$455,000	$227,500	$227,500
Non-Qualified Plan(2)	$783,088	$783,088	$783,088	$783,088	$783,088
Total	$783,088	$1,108,088	$3,983,695	$1,010,588	$3,065,280
Kenneth W. Janosick(4)
Acceleration of Equity Awards(1)	$—	$—	$2,054,692	$—	$2,054,692
Salary and Benefits Continuation	$—	$162,500	$162,500	$—	$—
Short Term Incentive Program	$—	$—	$—	$227,500	$227,500
Non-Qualified Plan(2)	$—	$—	$—	$—	$—
Total	$—	$162,500	$2,217,192	$227,500	$2,282,192

(1)
For purposes of these calculations, the stock price used to calculate potential payments was the closing price on December 30, 2016, being $111.60. The officers identified above hold employee stock options that feature an exercise price of $103.75 and $77.20.

(2)	As used in this table, Non-Qualified Plan Payout includes the participants' balances in their EDCP and SERP accounts.
(3)
Mr. Elder is covered by the WEX Severance Plan for Officers which provides for 26 weeks of base pay for Executive Vice Presidents and Senior Vice Presidents who have been employed with the Company for a minimum of six months upon any termination without cause. On April 13, 2012, Mr. Elder executed a Change in Control Agreement pursuant to which, following a without cause termination or a constructive discharge (both as defined in the agreement), within 90 days before a change in control (as defined in the agreement) and ending 365 days after a change in control (as defined in the agreement), he will receive (i) a cash payment equal to the sum of his then current base salary plus his then current target incentive compensation award, multiplied by 200%, payable, at the company's option, in either one lump sum, equal installments not less frequently than once per month over a twelve month period, or a combination of lump sum and equal installments not less frequently than once per month over a twelve month period, and (ii) any and all base salary and incentive compensation awards earned but unpaid through the date of such termination and any unreimbursed business expenses. In addition, upon such termination, those outstanding and unvested stock options and unvested RSUs held by Mr. Elder as of the date of termination will immediately become vested. In addition, the Company shall pay to Mr. Elder in a lump sum an amount equal to the present value of the Company's share of the cost of medical and dental insurance premiums for a 24 month period.

(4)
Mr. Janosick is covered by the WEX Severance Plan for Officers which provides for 26 weeks of base pay for Executive Vice Presidents and Senior Vice Presidents who have been employed with the Company for a minimum of six months upon any termination without cause.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
The following table provides information about shares of common stock that may be issued under the Company's equity compensation plans as of December 31, 2016. The Company's only equity plan, the 2010 Equity and Incentive Plan, has been approved by our stockholders.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Restricted Stock Units (#)	Weighted-Average Exercise Price of Outstanding Options (Excludes Restricted Stock Units) ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column) (#)
Equity compensation plans approved by Company security holders	1,087,374	81.90	2,645,897

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Based solely on a review of the reports and written representations submitted to us, we believe that during 2016 all filings with the SEC by our officers, directors and 10 percent stockholders timely complied with requirements for reporting ownership and changes in ownership of our common stock under Section 16(a) of the Securities Exchange Act of 1934, except that, due to an administrative oversight, Messrs. Elder, Pratt, Hogan, Janosick, and Crowley and Mses. Smith, Rapkin and Morris each made one late filing on Form 4 reporting the certification of performance criteria established in connection with performance stock units granted to each of them.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Policies and Procedures for Related Person Transactions
Our Board has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which WEX is a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5 percent stockholders (or their immediate family members), each of whom we refer to as a "related person," has a direct or indirect material interest.
If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a "related person transaction," the related person must report the proposed related person transaction to our General Counsel. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by our Board's Corporate Governance Committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the Committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chair of the Corporate Governance Committee to review and, if deemed appropriate, approve proposed related person transactions that arise between meetings, subject to ratification by the Corporate Governance Committee at its next meeting. Any related person transactions that are ongoing in nature are reviewed annually.
A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the Corporate Governance Committee after full disclosure of the related person's interest in the transaction. The Corporate Governance Committee will review and consider such information regarding the related person transaction as it deems appropriate under the circumstances.
The Corporate Governance Committee may approve or ratify the transaction only if the Committee determines that, under all of the circumstances, the transaction is not inconsistent with the Company's best interests. The Committee may impose any conditions on the related person transaction that it deems appropriate.
In addition to the transactions that are excluded by the instructions to the SEC's related person transaction disclosure rule, the Board has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•
interests arising solely from the related person's position as an executive officer of another entity (whether or not the person is also a director of such entity), that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10 percent equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, (c) the amount involved in the transaction equals less than the greater of $750,000 or 1 percent of the annual consolidated gross revenues of the other entity that is a party to the transaction, and (d) the amount involved in the transaction equals less than 2 percent of the Company's annual consolidated gross revenues; and

•	a transaction that is specifically contemplated by provisions of the Company's charter or By-Laws.
There were no relationships or related person transactions in 2016 which required review under the policy.
The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the Compensation Committee in the manner specified in its charter.

Investor Rights Agreement
As a condition to the closing of the acquisition of EFS, on July 1, 2016, the Company entered into an investor rights agreement (the “Investor Rights Agreement”) with (i) Mustang HoldCo 1 LLC, Warburg Pincus Private Equity (E&P) XI‑ B, L.P., Warburg Pincus Private Equity XI - C, L.P., WP XI Partners, L.P., Warburg Pincus Private Equity XI - B, L.P., WP Mustang Co-Invest - B L.P., WP Mustang Co-Invest - C L.P., Warburg Pincus XI (E&P) Partners - B, L.P., and Warburg Pincus (E&P) XI, L.P., (collectively, “the Sellers”), (ii) WP (Lexington) Holdings II, L.P., Warburg Pincus Private Equity (Lexington) XI - A, L.P., Warburg Pincus XI (Lexington) Partners - A , L.P., and WP Mustang Co-Invest LLC and (iii) certain other investors party thereto. On February 14, 2017, Mustang HoldCo II LLC executed a joinder to the Investor Rights Agreement. The Investor Rights Agreement sets forth certain agreements, including with respect to governance matters, the exercise of registration rights, transfer restrictions, standstill restrictions and certain other matters.
The following is a description of the material terms of the Investor Rights Agreement:
Board Representation. Under the terms of the Investor Rights Agreement, the Company is obligated to cause one representative designated by the Sellers and certain affiliates of Warburg Pincus LLC to whom the Sellers have transferred their shares in accordance with the terms of the Investor Rights Agreement (“WP”), subject to certain qualifications, to be appointed to Class II of the Board (any such director designated by WP, a “WP Representative”) and as a member of the Compensation Committee or the Corporate Governance Committee, as agreed by the Company and WP in good faith. At each meeting of the stockholders of the Company at which directors of the Company are to be elected and at which the WP Representative’s term expires, the Board will nominate and recommend for election one WP Representative and will use its reasonable best efforts to cause such WP Representative to be elected as a director. Upon the vacancy of a WP Representative, the Board will appoint another WP Representative to fill such vacancy. The WP Representative will have the right to the same compensation, indemnification, advancement of expenses, insurance coverage, reimbursement and other perquisites as other directors and will have customary rights to information and notice as other directors. The WP Representative will resign and the Company’s obligations with respect to the appointment and nomination such WP Representative will terminate when the Board, by majority vote, requests the resignation of such WP Representative and the shares of the Company’s common stock beneficially owned by WP have had a market value of less than $200 million for 20 consecutive trading days (the “Standstill Termination Date”).
Registration Rights. The Investor Rights Agreement provides WP with certain demand registration rights, including shelf registration rights, in respect of the Company’s common stock held by them, subject to certain conditions. In addition, WP has piggyback rights with respect to certain registrations of the Company’s common stock. The Company is required to pay the expenses, other than underwriting discounts and commissions and transfer taxes, associated with any registration of shares of the Company’s common stock pursuant to the Investor Rights Agreement.
Transfer Restrictions. The Investor Rights Agreement prohibits any transfers of (x) any shares of the Company’s common stock acquired pursuant to the purchase agreement for the EFS acquisition and held by WP until December 28, 2016 and (y) more than one-third of such shares of the Company’s common stock until July 1, 2017, except, in both cases, transfers (i) to certain permitted transferees, (ii) to another party pursuant to a tender offer, exchange offer, merger, consolidation or other similar transaction recommended by the Board to the stockholders of the Company or (iii) in connection with any merger, business combination or mandatory share exchange approved by the stockholders of the Company, subject to certain conditions and exceptions. Parties to the Investor Rights Agreement also agreed not to transfer any shares of the Company’s common stock for a certain period of time in connection with certain offerings of equity securities of the Company.
Standstill Restrictions. The Investor Rights Agreement provides that, subject to certain exceptions, from July 1, 2016 until the Standstill Termination Date or earlier material breach by the Company of any of its obligations under the Investor Rights Agreement, WP and Warburg Pincus LLC may not (without the Company’s prior written consent) (1) acquire beneficial ownership of any shares of the Company’s common stock if, after such acquisition, Warburg Pincus LLC, WP and certain of their respective affiliates would beneficially own, in the aggregate, a number of shares of the Company’s common stock equal to ten percent (10%) or more of the number of outstanding shares of the Company’s common stock; (2) make or participate, directly or indirectly, in any solicitation of proxies or otherwise seek to advise or influence any person or entity (other than a permitted transferee of WP) with respect to the voting of any voting securities of the Company; (3) form, join or in any way participate in a “group” as defined in Section 13(d)(3) of the Exchange Act (other than with other permitted transferees of WP) with respect to any voting securities of the Company; and (4) publicly disclose any intention, plan or arrangement that is prohibited by or inconsistent with the foregoing.

ITEM 4.	RATIFICATION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2017
In accordance with its Board-approved charter, the Audit Committee of the Board is directly responsible for the appointment, compensation, retention and oversight of the independent external audit firm retained to audit the Company’s consolidated financial statements. The Audit Committee has selected Deloitte & Touche LLP, or “D&T,” as the independent registered public accounting firm for the Company’s fiscal year 2017. D&T has audited the Company’s consolidated financial statements since its initial public offering in 2005. The Audit Committee oversees and is ultimately responsible for the audit fee negotiations associated with our retention of D&T. Further, in conjunction with the mandated rotation of the external audit firm’s lead engagement partner, the Audit Committee, through the Audit Committee Chair as its representative, is directly involved in the selection of D&T’s new lead engagement partner.
Stockholder ratification of the appointment is not required under the laws of the State of Delaware, but the Audit Committee has decided to request that the stockholders ratify the appointment. A representative of D&T will be present at the meeting to answer appropriate questions from stockholders and will have the opportunity to make a statement on behalf of the firm, if he or she so desires.
The Audit Committee and the Board believe that the continued retention of D&T to serve as our independent external audit firm is in our best interests and those of our stockholders. If this proposal is not approved by our stockholders at the 2017 annual meeting, the Audit Committee will reconsider its selection of D&T. Even if the selection is ratified, the Audit Committee may, in its discretion, select a different independent registered public accounting firm at any point during the year if it determines that making a change would be in the best interests of the Company and our stockholders.
We recommend a vote FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm.

AUDIT COMMITTEE REPORT
The Board of Directors appointed us as an audit committee to monitor the integrity of WEX’s consolidated financial statements, its system of internal controls and the independence and performance of its internal audit department and independent registered public accounting firm. As an audit committee, we select the independent registered public accounting firm.

We are governed by a written charter adopted by the Board, which is available through the investor’s page of the Company’s website at www.wexinc.com.
Our committee consisted of four non-employee directors at the time that the actions of the committee described in this report were undertaken. Each member of the audit committee is “independent” within the meaning of the New York Stock Exchange rules and Rule 10A-3 under the Securities Exchange Act of 1934. WEX’s management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. WEX’s independent registered public accounting firm is responsible for auditing those financial statements. Our responsibility is to monitor and review these processes. However, we are not professionally engaged in the practice of accounting or auditing. We have relied, without independent verification, on the information provided to us and on the representations made by WEX’s management and independent registered public accounting firm.
In fulfilling our oversight responsibilities, we discussed with representatives of D&T, the Company’s independent registered public accounting firm for fiscal year 2016, the overall scope and plans for their audit of the consolidated financial statements for fiscal year 2016. We met with them, with and without WEX management present, to discuss the results of their examinations, their evaluations of the Company’s internal control over financial reporting and the overall quality of WEX’s financial reporting. We reviewed and discussed the audited consolidated financial statements for fiscal year 2016 with management and the independent registered public accounting firm.
We also reviewed the report of management contained in the Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC, as well as the Report of Independent Registered Public Accounting Firm included in the annual report on Form 10-K related to their audit of (i) the consolidated financial statements and (ii) the effectiveness of internal control over financial reporting. We continue to oversee the Company’s efforts related to its internal control over financial reporting and management’s preparations for the evaluation in fiscal year 2017.
We discussed with the independent registered public accounting firm the matters required to be discussed by AS 1301, Communications with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board, including a discussion of WEX’s accounting principles, the application of those principles, and the other matters required to be discussed with audit committees under generally accepted auditing standards.
In addition, we received from the independent registered public accounting firm the letter and the written disclosures required by the applicable requirements of the Public Company Accounting Oversight Board, and discussed the disclosures with our independent registered accounting firm, as well as other matters relevant to their independence from management and WEX. In evaluating the independence of our independent registered public accountant, we considered whether the services they provided beyond their audit and review of the consolidated financial statements were compatible with maintaining their independence. We also considered the amount of fees they received for audit and non-audit services.
Based on our review and these meetings, discussions and reports, we recommended to the Board of Directors that the audited consolidated financial statements for fiscal year 2016 be included in the Annual Report on Form 10-K.
THE AUDIT COMMITTEE
Regina O. Sommer, Chair
John E. Bachman
George L. McTavish
Ronald T. Maheu

INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

AUDITOR SELECTION AND FEES
Auditor Selection
The Audit Committee has selected D&T as the Company’s independent registered public accountant for the 2017 fiscal year. D&T has served as the Company’s independent registered public accountant since our initial public offering.
Audit Fees
The following is a description of the fees billed to the Company by D&T for the years ended December 31, 2016 and 2015:

	December 31,
	2016	2015
Audit Fees(1)	$4,998,958	$3,388,017
Audit-Related Fees(2)	248,747	295,518
Tax Fees(3)	40,000	55,000
All Other Fees (4)	—	25,000
Total	$5,287,705	$3,763,535

(1)
These are the aggregate fees for professional services by D&T in connection with their audits of the annual financial statements, included in the annual report on Form 10-K, reviews of the financial statements included in quarterly reports on Forms 10-Q and audits of our internal control over financial reporting, as well as fees associated with the statutory audits of certain of our foreign entities.

(2)	These are the aggregate fees for professional services by D&T in connection with the audit of the WEX Inc. Employee Savings Plan and SSAE 16 Report.
(3)	These are the aggregate fees for professional services by D&T in connection with domestic tax audit support provided during 2016 and domestic tax consulting services provided during 2015.
(4)	These are fees for corporate strategic consulting services for certain lines of business.
Pre-Approval Policies and Procedures
The Audit Committee has adopted a policy regarding pre-approval of audit and non-audit services performed by D&T. According to the policy, the Audit Committee shall pre-approve all audit services to be provided to the Company, whether provided by the principal independent registered public accountant or other firms, and all other permitted services (review, attest and non-audit) to be provided to the Company by the independent registered public accountant; provided, however, that de minimis permitted non-audit services may instead be approved in accordance with applicable SEC rules. The independent registered public accountant is not authorized to provide any prohibited non-audit services (as defined in Rule 2-01(c)(4) of Regulation S-X). The Chair of the Audit Committee has the authority to pre-approve any permitted services on behalf of the Audit Committee and shall notify the full committee of such approval at its next meeting.
Since our initial public offering on February 16, 2005, the Audit Committee has pre-approved all of the services performed by D&T.

OTHER BUSINESS
We know of no other business to be considered at the meeting, and the deadline for stockholders to submit proposals or nominations has passed. However, if:

•	other matters are properly presented at the meeting, or at any adjournment or postponement of the meeting, and

•	you have properly submitted your proxy,
then, Melissa D. Smith or Roberto R. Simon will vote your shares on those matters according to her or his best judgment.

INFORMATION ABOUT VOTING PROCEDURES
How is my vote counted?

You may vote “for” or “against” or “abstain” from voting for each director nominee. If you abstain from voting on the nomination of any director nominee, it will not count as a vote “for” or “against” the nominee.

You may vote “for” or “against” or “abstain” from voting on the proposals regarding the advisory vote on executive compensation and ratification of the independent registered public accounting firm. If you abstain from voting on either of these proposals, it will have the same effect as a vote “against” the proposal.

You may vote for “One Year,” “Two Years,” “Three Years” or “abstain” on the proposal regarding the advisory vote on frequency of future executive compensation advisory votes. Abstentions will be included in the denominator in calculating whether any of the three frequency choices has received majority support.
If you provide your voting instructions on your proxy, your shares will be voted:

•	as you instruct, and

•	according to the best judgment of the persons named in the proxy if a proposal comes up for a vote at the meeting that is not on the proxy.
If you do not indicate a specific choice on the proxy you sign and submit, your shares will be voted:

•	for the two named nominees for director,

•	for the approval of the company’s executive compensation,

•	for ONE YEAR, as the frequency of future votes on executive compensation,

•	for the ratification of Deloitte & Touche LLP as the auditors, and

•	according to the best judgment of the persons named in the proxy if a proposal comes up for a vote at the meeting that is not on the proxy.
How many votes are required for the election of directors?
Under our By-Laws, a nominee will be elected to the Board of Directors if the votes cast "for" the nominee's election exceed the votes cast "against" the nominee's election, with abstentions and "broker non-votes" not counting as votes "for" or "against." If an uncontested incumbent director nominee receives a majority of votes "against" his election, the director must tender a resignation from the Board of Directors. The Board of Directors will then decide whether to accept the resignation within 90 days following certification of the stockholder vote (based on the recommendation of a committee of independent directors). We will publicly disclose the Board of Directors' decision and its reasoning with regard to the offered resignation.
How many votes are needed to approve the advisory vote on executive compensation, to approve the frequency of future advisory votes on executive compensation and to ratify the selection of the independent registered public accounting firm?
The affirmative vote of the holders of a majority of the shares present at the meeting in person, or by proxy, and entitled to vote on the proposal is required for the approval of the advisory vote on executive compensation, the approval of the frequency of future advisory votes on executive compensation and the approval of the ratification of the selection of the independent registered public accounting firm. An abstention will be included in the denominator for purposes of determining the number of affirmative votes required for approval. A broker non-vote will be treated as not being entitled to vote on the proposal and will not be counted for purposes of determining whether the proposal has been approved.
Who can attend the meeting?
All stockholders as of the record date, or their duly appointed proxies, may attend the meeting. A government-issued photo identification such as a driver's license, state-issued ID card or passport, will be required. Please note that if you are a beneficial owner, you will also need to bring a copy of a brokerage statement reflecting your stock ownership in the Company as of the record date to be allowed into the meeting. You may obtain directions to the location of our Annual Meeting by writing, emailing or calling our Investor Relations department at, email: investors@wexinc.com, or telephone: (866) 230-1633.

What is the difference between a "stockholder of record" and a "beneficial owner"?
These terms describe the manner in which your shares are held. If your shares are registered directly in your name through American Stock Transfer & Trust Company, LLC, our transfer agent, you are a "stockholder of record" or registered stockholder. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in "street name."
What is a Broker Non-Vote?
A broker is entitled to vote shares held for a stockholder on "discretionary" matters without instructions from the beneficial owner of those shares. However, if a beneficial owner does not provide timely instructions, the broker does not have the authority to vote on any "non-discretionary" proposals at the Annual Meeting and a "broker non-vote" would occur. The only matter at the 2017 Annual Meeting that is "discretionary" is the ratification of our independent registered public accounting firm. The other matters are "non-discretionary." Please instruct your broker how to vote your shares using the voting instruction form provided by your broker or following any instructions provided by your broker regarding your ability to vote by telephone or through the Internet.
What if I do not vote?
The effect of not voting will depend on how your share ownership is registered. If you own shares as a registered holder and you do not vote, then your unvoted shares will not be represented at the meeting and will not count toward the quorum requirement. If a quorum is obtained, then your unvoted shares will not affect whether a proposal is approved or rejected.
If you are a stockholder whose shares are not registered in your name and you do not vote, then your bank, broker or other nominee, who is the holder of record, may still represent your shares at the meeting for purposes of obtaining a quorum. In the absence of your voting instructions, under stock exchange rules, if applicable, your bank, broker or other nominee will be able to vote your shares in its discretion regarding the ratification of the Company's independent auditors. However, under stock exchange rules, if applicable, your bank, broker or other nominee will not be able to vote your shares in its discretion in the election of directors, the advisory vote on executive compensation or the advisory vote on the frequency of future advisory votes on executive compensation. Therefore, you must vote your shares if you want them to be counted for purposes of these votes.
What if I change my mind after I submit my proxy?
If your stock is registered in your name, you may revoke your proxy and change your vote by:

•	signing a proxy card with a later date and returning it before the polls close at the meeting, or

•	voting at the meeting
If you hold your stock in "street name," you should follow the instructions provided by your bank, broker or other nominee.
Your attendance at the meeting alone will not automatically revoke your proxy.
What happens if a director nominee is unable to stand for election?
The Board may reduce the number of directors or select a substitute nominee. In the latter case, if you have submitted your proxy, the persons named in the proxy can vote your shares for a substitute nominee. The person you authorize to vote on your behalf cannot vote for more than two nominees.
What constitutes a quorum?
In order for business to be conducted at the meeting, a quorum must be present. A quorum consists of the holders of one-third of the shares of common stock issued and outstanding on the record date and entitled to vote.
Shares of common stock represented in person or by proxy (including shares that abstain or do not vote with respect to one or more of the matters to be voted upon) will be counted for purposes of determining whether a quorum exists. If a quorum is not present, the meeting will be adjourned until a quorum is obtained.
What is the effect of not submitting my proxy if my shares are held in the WEX Inc. Employee Savings Plan?
The trustee for the WEX Inc. Employee Savings Plan, which is often referred to as the 401(k) plan, will not vote the shares of participants who do not give specific instructions as to how those shares should be voted. As a result, your unvoted shares will not be represented at the meeting and will not count toward the quorum requirement. If a quorum is obtained, then your unvoted shares will not affect whether a proposal is approved or rejected.
What does it mean if I receive more than one proxy card?
It means that you hold your shares in multiple accounts. Please be sure to complete and submit all proxies that you received to ensure that all your shares are voted.
Where do I find voting results of the meeting?
We will announce preliminary voting results at the annual meeting. We will also publish the preliminary or, if available, the final results in a current report on Form 8-K within four business days of the end of the meeting. You may access a copy of the current report on Form 8-K electronically on our website or through the SEC's website at www.sec.gov. Voting results will be tabulated and certified by our transfer agent, American Stock Transfer & Trust Company.
Who pays the cost for proxy solicitation?
The Company pays for distributing and soliciting proxies. As a part of this process, the Company reimburses brokers, nominees, fiduciaries and other custodians for reasonable fees and expenses in forwarding proxy materials to stockholders. The Company has hired Laurel Hill Advisory Group, to assist it in preparing for its annual meeting. The Company will bear the entire cost of Laurel Hill, including the payment of fees of approximately $6,000, plus reasonable expenses and other incremental charges, for its services. Although the Company does not presently intend to use Laurel Hill to solicit votes, employees of the Company or its subsidiaries may solicit proxies through mail, telephone, the Internet or other means. To the extent the Company deems it advisable, it will ask Laurel Hill to also solicit votes. Employees do not receive additional compensation for soliciting proxies. The Company will use Laurel Hill to advise it in connection with assessing the impact of the votes cast during the solicitation period.
How do I submit a stockholder proposal or director nominee for next year’s annual meeting or suggest a candidate for nomination as a director to the Corporate Governance Committee?
Any proposal that a stockholder wishes to be considered for inclusion in our proxy statement and proxy card for the 2018 annual meeting of stockholders must comply with the requirements of Rule 14a-8 under the Exchange Act and must be submitted to the Corporate Secretary, 97 Darling Avenue, South Portland, ME 04106, no later than December 25, 2017. However, in the event that the annual meeting is called for a date that is not within thirty days before or after May 12, 2018, notice by the stockholder must be received a reasonable time before we begin to print and mail our proxy materials for the 2018 annual meeting of stockholders.
If a stockholder wishes to present a proposal before the 2018 annual meeting but does not wish to have a proposal considered for inclusion in our proxy statement and proxy in accordance with Rule 14a-8 or to nominate someone for election as a director, the stockholder must give written notice to our Corporate Secretary at the address noted above. To be timely, a stockholder's notice to the Secretary must be delivered to or mailed and received no earlier than January 12, 2018, nor later than February 11, 2018. However, in the event that the annual meeting is called for a date that is not within twenty-five days before or after May 12, 2018, notice by the stockholder must be received no earlier than 120 days prior to the annual meeting and no later than the later of the 90th day prior to the annual meeting or the tenth day following the day on which notice of the date of the annual meeting is first mailed or publicly disclosed. The Company's By-Laws contain specific procedural requirements regarding a stockholder's ability to nominate a director or submit a proposal to be considered at a meeting of stockholders. The By-Laws are available on our website at www.wexinc.com, under the Corporate Governance tab.
What is "householding"?
"Householding" means that we deliver a single set of proxy materials to households with multiple stockholders, provided such stockholders give their consent and certain other conditions are met.
Some households with multiple stockholders already may have provided the Company with their consent to householding. We will provide only one set of proxy materials to each such household, unless we receive contrary instructions.
We will promptly deliver separate copies of our proxy statement and annual report, or deliver multiple copies in the future, at the request of any stockholder who is in a household that participates in the householding of the Company’s proxy materials. You may call our Investor Relations department at (866) 230-1633 or send your request to:
WEX Inc.
Attention: Investor Relations — Annual Meeting

97 Darling Avenue
South Portland, ME 04106
Email: investors@wexinc.com
If you currently receive multiple copies of the Company’s proxy materials and would like to participate in householding, please contact the Investor Relations department at the above address.
What is meant by "incorporation by reference"?
"Incorporation by reference" means that we refer to information that previously has been filed with the SEC, so the information should be considered as part of the filing you are reading. Information on the corporate websites referred to in this proxy statement is not incorporated into this proxy statement. Based on SEC rules, the sections entitled "Audit Committee Report" and the "Compensation Committee Report," of this proxy statement and the information regarding the Audit Committee Charter and the independence of the Audit Committee members specifically are not incorporated by reference into any other filings with the SEC.

You receive this proxy statement as part of the proxy materials for the annual meeting of stockholders. You may not consider this proxy statement as material for soliciting the purchase or sale of our Company's common stock.
How do I obtain directions to the annual meeting, notify you that I will attend the annual meeting or request future copies of your proxy materials?
Seating is limited and, therefore, we request that you please notify us if you intend to attend the annual meeting in person. In order to do so, you may either:

•	write or email the Investor Relations office at this address:
WEX Inc.
Attention: Investor Relations — Annual Meeting
97 Darling Avenue
South Portland, ME 04106
Email: investors@wexinc.com
- or -

•	call the Investor Relations department at (866) 230-1633
If you need directions on how to get to our Long Creek Campus offices in order to attend our annual meeting, please contact our Investor Relations office.
If you require copies of these or any future proxy materials, please refer to the Investor Relations page of our website at www.wexinc.com or contact our Investor Relations office.
How do I request a copy of your annual report on Form 10-K?
We will provide you with a copy, without charge, of our Form 10-K, including the financial statements, for our most recently ended fiscal year, upon request to our Investor Relations Department.

By Order of the Board of Directors,

Hilary A. Rapkin
SENIOR VICE PRESIDENT,
GENERAL COUNSEL AND
CORPORATE SECRETARY

April 24, 2017
SOUTH PORTLAND, MAINE

Appendix A

Reconciliation of performance measures to reported results for 2016 STIP Operating Income, 2016 STIP PPG Adjusted Revenue, 2014 Growth Grant PPG Adjusted Revenue and 2016 Adjusted Net Income.

(in thousands)	2016 STIP Operating Income	2016 STIP PPG Adjusted Revenue	2014 Growth Grant PPG Adjusted Revenue	2016 ANI
2016 Results as reported on a US GAAP Basis	$195,128	$1,018,460	$1,018,460	$60,637
Acquisition and divestiture related items	$118,709	$—	$—	$148,753
Stock-based compensation	$19,742	$—	$—	$19,742
Restructuring and other costs	$13,995	$—	$—	$13,995
Vendor settlement	$15,500	$—	$—	$15,500
Unrealized gains (losses) on derivative instruments	$—	$—	$—	$(7,901)
Net foreign currency remeasurement	$—	$—	$—	$7,665
Debt restructuring and debt issuance cost amortization	$—	$—	$—	$12,673
Non-cash adjustments related to tax receivable agreement	$—	$—	$—	$563
Regulatory reserve	$—	$—	$—	$—
ANI adjustments attributable to non-controlling interests	$—	$—	$—	$(2,583)
Tax related items	$—	$—	$—	$(79,834)
2016 results per adjusted reporting basis	$363,074	$1,018,460	$1,018,460	$189,210
Adjustment to 2016 actual for 2016 budget fuel prices	$—	$(24,203)	$—	$—
Adjustment to 2016 actual for 2014 budget fuel prices	$—	$—	$160,163	$—
Adjustments for unbudgeted accounting reclassifications and results	$(44,897)	$(83,199)	$—	$—
Adjusted for compensation attainment purposes	$318,177	$911,059	$1,178,623	$189,210

0

WEX INC.

2017 ANNUAL MEETING OF STOCKHOLDERS - May 12, 2017

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Melissa D. Smith and Roberto R. Simon as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of WEX Inc. which the undersigned would be entitled to vote if personally present at the 2017 Annual Meeting of Stockholders scheduled to be held at the WEX Inc. Long Creek Campus offices, at 225 Gorham Road, South Portland, Maine 04106, on Friday, May 12, 2017, at 8:00 a.m., Eastern Time, or any adjournment or postponement thereof.

This proxy will be voted as specified, or if you do not indicate a specific choice on the proxy you sign and submit, your shares will be voted as follows: for the two named nominees for director; for the approval of the Company's executive compensation; for one year on the proposal regarding the frequency of future votes on executive compensation; and, for the ratification of Deloitte & Touche LLP as the Company's independent registered public accounting firm. If you sign and submit this proxy, Melissa D. Smith and Roberto R. Simon are authorized to vote your shares according to their best judgment on any other matters that are properly presented at the meeting, or at any adjournment or postponement thereof.

(Continued and to be signed on the reverse side.)

1.1 14475

ANNUAL MEETING OF STOCKHOLDERS OF

WEX INC.

May 12, 2017

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR ANNUAL MEETING TO BE HELD ON MAY 12, 2017:
The Notice of Meeting, Proxy Statement and Annual Report to Stockholders are available at http://ir.wexinc.com/phoenix.zhtml?c=186699&p=irol-proxy

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

00003303040030000000 4 051217

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

The Board of Directors recommends a vote FOR each nominee.

1. Election of Directors: To elect two directors for three-year terms.

	FOR	AGAINST	ABSTAIN
Michael E. Dubyak	☐	☐	☐
Rowland T. Moriarty	☐	☐	☐

The Board of Directors recommends a vote FOR Proposal 2.

	FOR	AGAINST	ABSTAIN
2. To approve an advisory (non-binding) vote on the compensation of our named executive officers.	☐	☐	☐

The Board of Directors recommends a vote of every ONE YEAR for Proposal 3.

	1 year	2 years	3 years	ABSTAIN
3. To determine, in an advisory (non-binding) vote, whether a stockholder vote to approve the compensation of our named executive officers should occur every one, two or three years.	☐	☐	☐	☐

The Board of Directors recommends a vote FOR Proposal 4.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ____________ Date: ________ Signature of Stockholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.